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    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 1999



                                                      REGISTRATION NO. 333-90813

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 1 TO


                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      MANUFACTURED HOME COMMUNITIES, INC.
      (Exact name of registrant as specified in its governing instrument)

                   MARYLAND                                      36-3857664
           (State of Organization)                (I.R.S. Employer Identification Number)

                      TWO NORTH RIVERSIDE PLAZA, SUITE 800
                            CHICAGO, ILLINOIS 60606
                    (Address of principal executive offices)

                                 HOWARD WALKER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      MANUFACTURED HOME COMMUNITIES, INC.
                      TWO NORTH RIVERSIDE PLAZA, SUITE 800
                            CHICAGO, ILLINOIS 60606
                                 (312) 279-1400
           (Name, address and telephone number of agent for service)

                                   Copies to:

                                                            ELLEN KELLEHER, ESQ.
             BLAKE D. RUBIN, ESQ.               EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
            STEPTOE & JOHNSON LLP                   MANUFACTURED HOME COMMUNITIES, INC.
        1330 CONNECTICUT AVENUE, N.W.               TWO NORTH RIVERSIDE PLAZA, SUITE 800
         WASHINGTON, D.C. 20036-1795                      CHICAGO, ILLINOIS 60606
                (202) 429-3000                                 (312) 279-1656

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
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PROSPECTUS
                      MANUFACTURED HOME COMMUNITIES, INC.
                 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

                                   2,000,000
                             SHARES OF COMMON STOCK
                             ---------------------
     Manufactured Home Communities, Inc., a Maryland corporation, is a REIT (real estate investment trust) for U.S. federal income tax purposes.

     MHC is self-administered and self-managed. We are primarily in the business of owning, operating, leasing, developing, redeveloping and acquiring manufactured home communities.

     We are the general partner of MHC Operating Limited Partnership, an Illinois partnership. We own all of our assets and conduct substantially all of our business through MHC Operating Partnership and our subsidiaries.

     With this prospectus, we are offering participation in our Dividend Reinvestment and Share Purchase Plan to record holders of our common shares and to holders of operating partnership units in MHC Operating Partnership, as well as to other interested investors. The Dividend Reinvestment and Share Purchase Plan is a simple, convenient and low-cost means of investing in our common shares.
                             ---------------------
                                PLAN HIGHLIGHTS

     - You may participate in the Plan if you own our common shares or OP Units in MHC Operating Partnership. If you do not own any common shares or OP Units, you can participate in the Plan by making your initial investment in our common shares through the Plan with a minimum initial investment of $1,000.

     - Once you are enrolled in the Plan, you may buy additional common shares by automatically reinvesting all or a portion of the cash dividends paid on your common shares or cash distributions paid on your OP Units. To participate in the dividend reinvestment feature of the Plan, you must hold and elect to reinvest the dividends on a minimum of 10 common shares or the cash distributions on a minimum of 10 OP Units.

     - Once you are enrolled in the Plan, you may buy additional common shares by making optional cash investments of $250 to $5,000 per month. In some instances, however, we may permit greater optional cash investments.
                             ---------------------
     Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. If you do not elect to participate in the Plan, you will continue to receive cash dividends, if and when declared by our board of directors, in the usual manner.


     Our common shares are traded on the New York Stock Exchange under the ticker symbol "MHC." The closing price of our common shares on November 30, 1999 was $23.69 per share.


     Investing in our common shares involves risks. Potential investors should consider the information presented under our discussion of "Risk Factors" beginning on page 7 .
                             ---------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has determined if this prospectus is adequate or accurate. Any representation to the contrary is a criminal offense.
                             ---------------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 3, 1999.

                              SUMMARY OF THE PLAN


     The following summary of our Dividend Reinvestment and Share Purchase Plan may omit information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus beginning on page 17 before you decide to participate in the Plan. References to Questions in this summary are those found under "Terms and Conditions of the Plan."


ENROLLMENT.................  You can participate in the Plan if you own our common shares or OP Units in MHC Operating
                             Partnership by submitting a completed authorization form. You may obtain an authorization form from the Plan's Administrator, The Chase Manhattan Bank. Please see Question 6 for more detailed information.

INITIAL INVESTMENT.........  If you do not own any of our common shares or OP
                             Units in MHC Operating Partnership, you can participate in the Plan by making an initial investment in our common shares through the Plan with a minimum initial investment of $1,000. Please see Question 5 for more detailed information.

REINVESTMENT OF
DIVIDENDS..................  You can reinvest your cash dividends on all or a portion of your common shares or your cash distributions on all or a portion of your OP Units to purchase additional common shares. To participate in the dividend and distribution reinvestment feature of the Plan, you must hold and elect to reinvest the dividends on a minimum of 10 common shares or the cash distributions on a minimum of 10 OP Units. Please see Question 6 for more detailed information.

OPTIONAL CASH
INVESTMENTS................  After you are enrolled in the Plan, you can buy additional common shares. You can invest a minimum of $250 to a maximum of $5,000 in any one month. Under some circumstances, we may approve a written request to waive the $5,000 per month maximum amount. Please see Question 6 for more detailed information.

ADMINISTRATION.............  The Chase Manhattan Bank initially will serve as the Administrator of the Plan. ChaseMellon
                             Shareholder Services L.L.C., a registered transfer agent, will provide administrative support to the Administrator. You should send all correspondence with the Administrator to: Manufactured Home Communities, Inc., c/o ChaseMellon Shareholder Services, P.O. Box 3338, South Hackensack, NJ 07606-1938. You may call the Administrator at (888) 847-1159. Please see Question 4 for more detailed information.

SOURCE OF SHARES...........  The Administrator of the Plan will purchase our common shares directly from us as newly issued common shares, in the open market or in privately negotiated transactions with third parties. Please see Question 8 for more detailed information.

PURCHASE PRICE.............  Under the Plan, with respect to reinvested dividends and distributions and optional cash investments of $5,000 or less, the purchase price for our common shares that the Administrator purchases directly from us initially will equal 100% of the average of the daily high and low sales prices for a common share reported by the New York Stock Exchange on the applicable Investment Date or, if no trading occurs in our common shares on the applicable Investment Date, the average of the daily high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported. Please see Question 8 for more detailed information.

                             With respect to optional cash investments of greater than $5,000, the purchase price for newly issued common shares that the Administrator purchases directly from us initially will equal 100% of the average of the daily high and low sales prices of our common shares reported by the New York Stock Exchange for the trading day relating to each Investment Date, less any discount that we may elect to offer in connection with a waiver of the $5,000 limit. Please see Questions 8 and 10 for more detailed information.

                             The purchase price for common shares purchased in the open market or in privately negotiated transactions with third parties will equal the price paid for the shares on the relevant Investment Date. Please see Question 8 for more detailed information.

                             The reinvestment of cash dividends and
                             distributions in additional common shares is not subject to a maximum limit.

                             The Waiver Discount, if any, described in the response to Question 10 will not be available for optional cash investments that do not exceed $5,000. Similarly, these investments will not be subject to the Minimum Waiver Price. However, MHC reserves the right to grant a discount and set a minimum price in the future for these investments. MHC also reserves the right to offer a discount or change any discount offered on common shares purchased with reinvested dividends or distributions. In no event will the discount be greater than 5% of the average of the high and low trading prices of MHC's common shares on the Investment Date.

                             Optional cash investments of less than $250 and that portion of any optional cash investment that exceeds $5,000, unless the limit has been waived, will be returned to the participant without interest.

TRACKING YOUR
INVESTMENTS................  You will receive periodic statements of the transactions made in your Plan account. These statements will provide you with details of the transactions and will indicate the share balance in your Plan account. Please see Question 14 for more detailed information.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-3. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, our descriptions are summaries and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

     We also file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any materials we file with the Commission at the Public Reference Room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file many of our documents electronically with the Commission, and you may access those documents over the internet. The Commission maintains a "web site" that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address is "http://www.sec.gov."

     You may inspect any reports, proxy statements and other information we file with the NYSE at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Commission allows us to "incorporate by reference" the information we file with them in this prospectus. This helps us disclose information to you by referring you to the documents we file. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference each of the documents listed below.

     - Our Annual Report on Form 10-K for the year ended December 31, 1998.

     - Our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999.

     - Our Current Report on Form 8-K dated January 22, 1999, filed with the Commission on February 4, 1999.

     - The description of our common stock contained in our Registration Statement on Form 8-A/A, filed with the Commission on February 22, 1993.

     We also incorporate by reference any future filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the common shares to which this prospectus relates have been issued or the offering is terminated. You should note that any of our future filings which are incorporated by reference will automatically update and supersede the information in this prospectus.

     Copies of all documents which are incorporated by reference (not including the exhibits to this information, unless these exhibits are specifically incorporated by reference in this information) will be provided without charge to each person, including any beneficial owner, to whom this prospectus is delivered upon written or oral request. Requests should be directed to Manufactured Home Communities,

Inc., Two North Riverside Plaza, Chicago, Illinois 60606, Attention: Investor Relations Department (telephone number: (800) 247-5279).

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act. These forward-looking statements relate to, without limitation, future economic performance, our plans and objectives for future operations and projections of revenue and other financial items, and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," or "continue" or the negative or other variations of these terms or comparable terminology. The cautionary statements under the caption "Risk Factors" and other similar statements contained in this prospectus or any accompanying prospectus supplement identify important factors with respect to the forward-looking statements, including risks and uncertainties, that could cause actual results to differ materially from those in the forward-looking statements.

                                  RISK FACTORS

     Before you invest in our common shares, you should be aware that your investment is subject to various risks, including those described below. You should consider carefully these risks together with all of the other information included in this prospectus and incorporated by reference before you decide to purchase any of our common shares.

     OP Units in MHC Operating Partnership are exchangeable on a one-for-one basis for shares of MHC common stock or their cash equivalent. In the following discussion of risk factors, we refer to our common shares and the OP Units together as our securities, and the investors who own shares of our common stock and/or OP Units as our securityholders.

OUR PERFORMANCE AND SHARE VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY.

  Adverse Economic And Real Estate Conditions Could Adversely Affect Our Properties.

     Our ability to make payments to our securityholders depends on our ability to generate income sufficient to pay our expenses, service our debt and maintain our portfolio of manufactured home community properties. The economic performance and value of our properties may be adversely affected by factors that are beyond our control, including:

     - changes in the national, regional and local economic climate;

     - local conditions such as an oversupply of manufactured home sites or a reduction in demand for manufactured home sites in the area;

     - the attractiveness of our properties to tenants;

     - competition from other available manufactured home communities and alternative forms of housing (such as apartment buildings and site-built single family homes);

     - high vacancy rates; and

     - changes in market rental rates.

     Our performance also depends on our ability to collect rent from tenants and pay maintenance, insurance and other operating costs (including real estate taxes), which could increase over time.

     The expenses of owning and operating a property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property. If a property is mortgaged and we are unable to meet the mortgage payments, the lender could foreclose on the mortgage and take the property. In addition, other factors, such as

     - interest rate levels;

     - the availability of financing;

     - changes in laws and governmental regulations (including those governing usage, zoning and taxes);

     - potential environmental or other legal liabilities; and

     - acts of God, such as floods, hurricanes and earthquakes, may adversely affect our financial condition.

  Risks Associated With Our Expansion Activities Could Adversely Affect Us.

     Our expansion and redevelopment of properties subjects us to a variety of risks. In the case of an unsuccessful expansion or redevelopment project, we may fail to recoup our investment in the project. These risks include:

     - abandonment of expansion or redevelopment opportunities after the payment of funds;

     - failure to obtain required permits, licenses or approvals for a project;

     - temporary disruption of income from a property;

     - loss of tenants due to inconvenience caused by construction; and

     - failure to maintain occupancy rates and rents at a level sufficient to make a project profitable.

  Risks Associated With Our Acquisition Activities Could Adversely Affect Us.

     We intend to continue to acquire manufactured home community properties to the extent they can be acquired on advantageous terms and meet our investment criteria. However, we may not be able to complete transactions in the future. When we acquire, develop or expand properties, we are subject to the risks that:

     - competition for new acquisitions may result in increased prices for properties;

     - we may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position;

     - projected occupancy and rental rates at the property may not be realized;

     - we may fail to recoup our investment in the properties; and

     - we may experience difficulty or delays in obtaining necessary zoning, land-use and other governmental permits and authorizations.

     We expect that other real estate investors with significant capital will compete with us for attractive investment opportunities. These competitors include publicly traded REITs, private REITs and other types of investors. Competition often drives up the price of attractive manufactured home community properties.

     We expect to acquire properties with cash from secured or unsecured financings and proceeds from offerings of equity or debt. We may not be in a position or have the opportunity in the future to make suitable property acquisitions on favorable terms.

  Because Real Estate Investments Are Illiquid, We May Not Be Able To Sell Properties When Appropriate.

     Limitations on our ability to sell our investments could adversely affect our ability to service debt and make distributions to our securityholders. Real estate investments generally cannot be sold quickly. We may not be able to vary our portfolio promptly in response to economic or other conditions. This inability to respond promptly to changes in the performance of our investments could adversely affect our financial condition.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH DEBT FINANCING.

  Scheduled Debt Payments Could Adversely Affect Our Financial Condition.

     We have a substantial amount of debt. As of June 30, 1999, the total principal amount of our outstanding indebtedness was $756 million. As a result, we are subject to the following risks:

     - the risk that our cash flow from operations could be insufficient to meet required payments of principal and interest and pay distributions at expected levels;

     - the risk that we will not be able to refinance our existing indebtedness on favorable terms, or at all; and

     - the risk that we will be unable to obtain financing for necessary capital expenditures on favorable terms, or at all.

     If we are unable to meet mortgage payments for a mortgage that is secured by one of our properties, that property could be transferred to the lender, or other third parties, resulting in a loss of income and asset value.

     Virtually all of our debt requires the payment of substantial principal at maturity. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our cash flow will not be sufficient in all years to repay all maturing debt. If prevailing interest rates or other factors at the time of refinancing (such as the possible reluctance of lenders to make commercial real estate loans) result in higher interest rates, increased interest expense would adversely affect cash flow and our ability to service debt and make distributions to securityholders.

  The Obligation To Comply With Financial Covenants In Our Debt Instruments Could Adversely Affect Our Financial Condition.

     The mortgages on our properties contain customary negative covenants which, among other things, limit our ability, without the prior consent of the lender, to further mortgage the property or to discontinue insurance coverage.

     In addition, our credit facilities contain certain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including:

     - total debt to assets ratios,

     - secured debt to total assets ratios,

     - debt service coverage ratios, and

     - minimum ratios of unencumbered assets to unsecured debt.

     Foreclosure on our mortgaged properties or our inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations.

  Our Degree Of Leverage Could Limit Our Ability To Obtain Additional Financing.

     As of September 30, 1999, our "debt to market capitalization ratio" ( which we calculate as total debt as a percentage of total debt plus the market value of the outstanding common stock and OP Units) was approximately 41%. This degree of leverage could have important consequences to our business and securityholders, including affecting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes and making us more vulnerable to a downturn in business or of the economy generally.

STOCKHOLDERS ARE LIMITED IN THEIR ABILITY TO CHANGE CONTROL OF US.

  Provisions Of Our Charter And Bylaws Could Inhibit Changes In Control.

     There are significant limitations on the ability of stockholders to change control of us. Certain provisions of our charter and bylaws may delay or prevent a change in control, tender offers for our common stock, attempts to assemble a block of common stock through purchases of common stock from stockholders at a premium to the prevailing market price or which might otherwise be in the best interest of our stockholders. These include a board of directors that is elected for three year terms, with approximately one-third of its directors elected each year, and the Ownership Limitation that we describe below. Also, any future series of preferred stock may have voting provisions that could delay or prevent a change of control or other transaction that might involve a premium price or otherwise be good for our stockholders.

  We Could Adopt Maryland Law Limitations On Changes In Control.

     Certain provisions of Maryland law prohibit "business combinations" (including certain issuances of equity securities) with any person who beneficially owns ten percent or more of the voting power of outstanding stock, or with an affiliate of the company who, at any time within the two-year period prior to the date in question, was the owner of ten percent or more of the voting power of the outstanding voting stock (defined under Maryland law as an "Interested Stockholder"), or with an affiliate of an Interested Stockholder. These prohibitions last for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. After the five-year period, a business combination with an Interested Stockholder must be approved by two super-majority stockholder votes unless, among other conditions, common stockholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares of common stock.

     Our board of directors has exempted from these provisions of Maryland law any business combination with any of the following or their affiliates:

     - Mr. Samuel Zell (Chairman of our board of directors);

     - certain holders of OP Units who received them at the time of our initial public offering;

     - the General Motors Hourly Rate Employes Pension Trust and the General Motors Salaried Employes Pension Trust (which we sometimes refer to as the GM Trusts); and

     - our officers who acquired shares of our common stock at the time we were formed.

  We Have A Stock Ownership Limit For REIT Tax Purposes.

     To remain qualified as a REIT for federal income tax purposes, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws applicable to REITs) at any time during the last half of any year. To facilitate maintenance of our REIT qualification, our charter, subject to certain exceptions, prohibits ownership by any single stockholder of more than 5% (in value or number of shares, whichever is more restrictive) of our stock. We refer to this as the Ownership Limitation. Our charter permits the board of directors to increase the Ownership Limitation with respect to any class or series of stock. Further, the board of directors is required to waive or modify the Ownership Limitation with respect to a stockholder who would not be treated as an "individual" for purposes of the Internal Revenue Code of 1986, as amended, if this stockholder's ownership in excess of the Ownership Limitation will not cause a stockholder who is an individual to be treated as owning stock in excess of the Ownership Limitation or otherwise jeopardize our REIT status. In the absence of an exemption or waiver, stock acquired or held in violation of the Ownership Limitation will be transferred to us by operation of law as trustee for the benefit of the person to whom the stock is ultimately transferred, and the stockholder's rights to distributions and to vote would terminate. The stockholder would be entitled to receive, from the proceeds of any subsequent sale of the stock transferred to us as trustee, the lesser of (i) the price paid for the stock or, if the owner did not pay for the stock (for example, in the case of a gift, devise or other such transaction), the market price of the stock on the date of the event causing the stock to be transferred to us as trustee or
(ii) the amount realized from such sale. A transfer of stock may be void if it causes a person to violate the Ownership Limitation. The Ownership Limitation could delay or prevent a change in control of us and, therefore, could adversely affect our stockholders' ability to realize a premium over the then-prevailing market price for their stock.

CONFLICTS OF INTEREST COULD RESULT IN DECISIONS CONTRARY TO OUR BEST INTEREST.

  Mr. Zell's Affiliates Control Our Management Corporations.

     Controlling ownership interests of affiliates allows affiliates to exercise significant influence on us.

     LP Management Corp. and DeAnza Group, Inc., which we call the Management Corporations, are limited partners of MHC Management Limited Partnership and MHC-DAG Management Limited Partnership, respectively. We sometimes refer to these partnerships as the Management Partnerships. The Management Partnerships provide property management services and asset management services to most of our properties. The management contracts for these services were not negotiated on an arms length basis. While we believe that the management fees the Management Partnerships receive from these properties are at current market rates, there is no assurance that these management fees will equal at all times those fees that would be charged by an unaffiliated third party. While we generally own 95% of the economic interest in the Management Corporations, Mr. Zell controls and has a substantial interest in the private company which has voting control of the Management Corporations. Due to his position at MHC, Mr. Zell may have a conflict with respect to enforcing the terms of these management contracts, which could adversely affect our financial condition and results of operations.

  Certain Directors, Officers And Stockholders Have Conflicts Of Interest And Could Exercise Influence In A Manner Inconsistent With Stockholders' Best Interest.

     As of March 17, 1999, Mr. Zell and Ms. Sheli Z. Rosenberg (one of our directors) owned (as determined in accordance with the rules of the Securities and Exchange Commission) approximately 9.8%, and all other directors and executive officers as a group owned approximately 15.2%, of our outstanding stock (in each case including common stock issuable upon exchange of OP Units and options to purchase an aggregate of 792,658 shares of common stock). Finally, the GM Trusts own approximately 8.6% of our common stock. Accordingly, these persons have significant influence on our management and operation. This influence might be exercised in a manner that is inconsistent with the interests of other securityholders.

  Mr. Zell And His Affiliates Continue To Be Involved In Other Investment Activities.

     Although Mr. Zell entered into a noncompetition agreement at the time of our initial public offering, he and his affiliates have a broad and varied range of investment interests, including interests in other real estate investment companies involved in other forms of housing, including multifamily housing. Mr. Zell and his affiliates may acquire interests in other companies. He may not be able to control whether any of these companies competes with us. Consequently, Mr. Zell's continued involvement in other investment activities could result in competition with us as well as management decisions that might not reflect the interests of our securityholders.

  We Lease Our Corporate Offices From An Affiliate Of Mr. Zell.

     Our corporate offices are at Two North Riverside Plaza in Chicago, Illinois. We lease our office space there from one of Mr. Zell's affiliates. We believe that the lease terms, including the rental rates, reflect current market terms.

WE DO NOT CONTROL REALTY SYSTEMS, INC.

     Realty Systems, Inc. provides sales, leasing, brokerage and construction services to our properties and we provide RSI with an unsecured credit line to purchase inventory. Certain persons with significant business relationships with Mr. Zell control the voting stock and management of RSI, although we own 95% of the economic interests in RSI. We therefore do not control the timing or amount of distributions or the management and operations of RSI. As a result, decisions relating to the declaration and payment of distributions, the credit line and the business policies and operations of RSI could be adverse to our interests or could lead to adverse financial results, which could adversely affect our financial condition and results of operations.

SOME POTENTIAL LOSSES ARE NOT COVERED BY INSURANCE.

     We carry comprehensive liability, fire, extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are, however, certain types of losses, such as lease and other contract claims, that generally are not insured. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. In such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

ENVIRONMENTAL PROBLEMS ARE POSSIBLE AND CAN BE COSTLY.

     Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at the property. If unidentified environmental problems arise, we may have to make substantial payments which could adversely affect our cash flow and our ability to make distributions to our securityholders because:

     - the owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by those parties in connection with the contamination;

     - these laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the contamination;

     - even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred; and

     - third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

     Environmental laws also govern the presence, maintenance and removal of asbestos. These laws require that owners or operators of property containing asbestos properly manage and maintain the asbestos, that they notify and train those who may come into contact with asbestos and that they undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may impose fines and penalties on real property owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

     Independent environmental consultants have conducted Phase I environmental site assessments at all of our properties. These assessments included, at a minimum, a visual inspection of the properties and the surrounding areas, an examination of current and historical uses of the properties and the surrounding areas and a review of relevant federal, state, and historical documents. Where appropriate, on a property by property basis, these consultants have conducted additional testing, including sampling for asbestos, for lead in drinking water, for soil contamination where underground storage tanks are or were located or where other past site usages create a potential environmental problem, and for contamination in groundwater.

     These environmental assessments have not revealed any environmental liabilities at the properties that we believe would have a material adverse effect on our business, assets, financial condition or results of operations, nor are we aware of any material environmental liability. There can be no assurances, however:

     - that circumstances have not changed since any assessments were completed;

     - that they reveal all potential environmental liabilities;

     - that they are accurate; or

     - that prior owners or operators of the properties have not created a potential environmental liability unknown to us.

     We cannot be sure that environmental laws will not become more stringent in the future or that the environmental conditions on or near our properties will not have a material adverse effect on individual properties or on us as a whole in the future.

THE MARKET VALUE OF OUR STOCK CAN BE ADVERSELY AFFECTED BY A NUMBER OF FACTORS.

  Changes In Market Conditions Could Adversely Affect The Market Price Of Our Stock.

     As with other publicly traded equity securities, the value of our common stock depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our publicly traded securities are the following:

     - the extent of institutional investor interest in us;

     - the reputation of REITs and manufactured home community REITs generally, and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate companies);

     - our financial condition and performance; and

     - general financial market conditions.

  Our Earnings And Cash Distributions Will Affect The Market Price Of Our Stock.

     We believe that the market value of a REIT's equity securities is based primarily upon the market's perception of the REIT's growth potential and its current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our common stock. Our failure to meet the market's expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our publicly traded securities.

  Market Interest Rates May Have An Effect On The Value Of Our Stock.

     One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate with respect to its shares (as a percentage of the price of its shares) relative to market interest rates. If market interest rates go up, prospective purchasers of REIT shares may expect a higher distribution rate. Higher interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our publicly traded securities to go down.

  Our Earnings are Affected by Changes in Interest Rates.

     Because a portion of our outstanding indebtedness is at variable rates based on the London Inter-Bank Offer Rate, our earnings are affected by changes in interest rates. We have a $175 million line of credit (of which $40 million dollars was outstanding as of September 30, 1999) that bears interest at LIBOR plus 1.125% as well as a $100 million Term Loan that bears interest at LIBOR plus 1.0%. In addition, we are party to an interest rate swap agreement that fixes LIBOR at 6.4% on $100 million of our floating rate debt for the period 1998 through 2003. By way of illustration, if LIBOR had increased or decreased by 1.0% during 1998, our interest expenses would have increased or decreased, respectively, by approximately $1.0 million based on the average balance outstanding under our line of credit for the year ended December 31, 1998.

WE ARE DEPENDENT ON EXTERNAL SOURCES OF CAPITAL FOR FUTURE GROWTH.

     To qualify as a REIT, we must distribute to our stockholders each year at least 95% of our net taxable income (excluding any net capital gain). Because of these distribution requirements, it is not likely that we will be able to fund all future capital needs, including for acquisitions, from income from operations. We will have to rely on third-party sources of capital, which may or may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings. Moreover, additional equity offerings may result in substantial dilution of securityholders' interests, and additional debt financing may substantially increase our leverage.

IF WE FAIL TO QUALIFY AS A REIT OUR SECURITYHOLDERS WOULD BE ADVERSELY AFFECTED.

     We believe that, since our initial public offering in March 1993, we have qualified for taxation as a REIT for federal income tax purposes. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from certain sources that are itemized in the REIT tax laws. We are also required to distribute to stockholders at least 95% of our REIT taxable income (excluding capital gains). The fact that we hold our assets through MHC Operating Partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the Internal Revenue Service might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for us to remain qualified as a REIT. We do not believe, however, that any pending or proposed tax law changes would jeopardize our REIT status.

     In addition, although REITs are prohibited from holding more than 10% of the voting securities of any corporation, a REIT is not currently prohibited from holding more than 10% of the value of the stock of a corporation, subject to the general REIT asset requirements. Several proposals affecting REITs are included in both the conference language of the Taxpayer Refund and Relief Act of 1999 that was vetoed by President Clinton and the federal budget for 2000. One such proposal, if enacted, would prohibit a REIT from holding securities representing more than 10% of the vote or value of all classes of stock of a corporation, other than stock of a qualified REIT subsidiary or another REIT. Although stock currently owned in existing subsidiaries, such as RSI, would be grandfathered under this type of proposal, those subsidiaries would be prohibited from acquiring substantial new assets or engaging in a new trade or business. If enacted in its present form, the proposal may limit our future activities and growth, absent restructuring those subsidiaries into taxable REIT subsidiaries. There can be no assurance that these or similar proposals will not be enacted.

     If we fail to qualify for taxation as a REIT and the relief provisions of the Internal Revenue Code do not apply, we would be subject to federal income tax at regular corporate rates. Also, unless the Internal Revenue Service granted us relief under certain statutory provisions, we would be ineligible for qualification as a REIT for four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to stockholders. This would likely have a significant adverse affect on the value of our securities. In addition, we would no longer be required to make any distributions to stockholders.


WE PAY SOME TAXES.

     Even if we qualify as a REIT, we are required to pay certain federal, state and local taxes on our income and property. In addition, any net taxable income earned directly by certain noncontrolled subsidiaries is subject to federal and state income tax.

OUR BUSINESS MAY BE DISRUPTED AS A RESULT OF THE YEAR 2000 ISSUE.

     The "Year 2000 Issue" is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, collect rents or engage in similar normal business activities.

     We have conducted an assessment of our exposure to Year 2000 related business disruptions. The assessment examined our internal systems, including computer hardware and software such as Accounts Receivable, Accounts Payable, General Ledger and Payroll systems. We have substantially completed vendor and manufacturer recommended procedures to remedy Year 2000 issues identified during our assessment, and have upgraded, replaced, or retired non-year 2000 compliant hardware and software.

     We have retained consultants to conduct on-site inspections of our utility operations, such as drinking water systems, waste water treatment plants and lift stations. Our inspections lead us to believe there will be no material issue. In addition, we have contacted our significant suppliers in order to assess and, to the extent possible, minimize potential exposure to Year 2000 Issue related disruptions.

     We have commenced contingency planning for critical operational areas that might be affected by the Year 2000 Issue if compliance is delayed. Aside from catastrophic failures of banks, governmental agencies, utilities or similar entities, we believe that we could continue routine operations. For example, rent on properties can be collected and recorded by manual methods using hardcopy reports from previous months; payroll can be processed by issuing manual checks relying on existing payroll registers; bills can be paid as long as banks can process checks; and basic financial statements can be prepared manually. The pervasiveness of Year 2000 Issues, however, makes it likely that previously unidentified issues will require remediation during the normal course of business.

     Although we believe that our efforts to minimize business disruptions resulting from the Year 2000 Issue are adequate, we can give no assurance that such efforts, and those of our tenants and suppliers, will be adequate to prevent a material adverse effect on us.

                        TERMS AND CONDITIONS OF THE PLAN


     The following constitutes our Dividend Reinvestment and Share Purchase Plan, as in effect beginning December 3, 1999. All references in this prospectus to common shares refer to our shares of common stock, par value $.01 per share.


PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

     The primary purpose of the Plan is to give holders of record of our common shares and holders of OP Units in MHC Operating Partnership, as well as other interested investors, a convenient and economical way to purchase and to reinvest all or a portion of their cash dividends or cash distributions in common shares. A secondary purpose of the Plan is to provide us another way to raise additional capital for general corporate purposes through sales of common shares.

PARTICIPATION OPTIONS

2. WHAT ARE MY INVESTMENT OPTIONS UNDER THE PLAN?

     Once enrolled in the Plan, you may buy common shares through any of the following investment options:

     - Full Distribution Reinvestment. You may reinvest cash dividends paid on all of your common shares to purchase additional common shares if you have at least 10 common shares in your Plan account. Similarly, you may invest cash distributions paid on all of your OP Units if you have at least 10 OP Units in your Plan account. This option also permits you to make optional cash investments from $250 to $5,000 per month to buy additional common shares.

     - Partial Distribution Reinvestment. You may reinvest cash dividends paid on some of your common shares to purchase additional common shares if you have at least 10 common shares in your Plan account. Similarly, you may invest cash distributions paid on some of your OP Units if you have at least 10 OP Units in your Plan account. In either case, you must elect to reinvest the dividends on a minimum of 10 common shares or the cash distributions on a minimum of 10 OP Units. We will continue to pay you cash dividends on the remaining common shares and cash distributions on the remaining OP Units, when and if declared by our board of directors. This option also permits you to make optional cash investments from $250 to $5,000 per month to buy additional common shares.

     - Optional Cash Investments. You may make optional cash investments from $250 to $5,000 per month to buy additional common shares. If you currently do not own any of our common shares or OP Units, you can participate in the Plan by making a minimum initial investment of $1,000. You may request, and in some instances we may approve, a waiver from us permitting you to make optional cash investments in an amount greater than $5,000 per month. See Question 10 to learn how to request a waiver.

BENEFITS AND DISADVANTAGES

3. WHAT ARE THE BENEFITS AND DISADVANTAGES OF THE PLAN?

  Benefits

     Before deciding whether to participate in the Plan, you should consider the following benefits of the Plan:

     - There are minimal costs associated with the Plan that you must pay, including costs related to your voluntary selling of common shares. Therefore, you will not pay trading fees or service fees to purchase common shares through the Plan, unless we authorize the Administrator to purchase common shares in the open market. Please see the "Plan Service Fees Schedule" attached as Exhibit A for a detailed description of the costs for which you will be responsible.

     - You will get the convenience of having all or a portion of your cash dividends automatically reinvested in additional common shares. You can also invest distributions paid on all or a portion of your OP Units. Since the Administrator will credit fractional common shares to your Plan account, you will receive full investment of your dividends or distributions and optional cash investments.

     - You will have the option of having your share certificates held for safekeeping by the Administrator, protecting against loss, theft or destruction of the certificates representing your common shares.

     - You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your Plan account, including purchases, sales and latest balances.

     - You will have the flexibility of making optional cash investments of $250 to $5,000 in any one month to buy additional common shares. You may make these optional cash investments on a regular or occasional basis.

     - At any time, you may direct the Administrator to sell or transfer all or a portion of the common shares held in your Plan account. You will be responsible for any trading fees associated with the sale.

  Disadvantages

     Before deciding whether to participate in the Plan, you should consider the following disadvantages of the Plan:

     - We are not now offering a discount on purchases of common shares made through dividend or distribution reinvestments or optional cash investments, although we reserve the right to offer discounts in the future.

     - In no event will the discount be greater than 5% of the average of the high and low trading prices of MHC's common shares on the Investment Date.

     - Without giving you prior notice, we may direct the Administrator to buy common shares under the Plan either directly from us or in the open market or in privately negotiated transactions with third parties.

     - Your reinvestment of cash dividends on common shares will result in your being treated for federal income tax purposes as having received a dividend on the dividend payment date, to the extent of our earnings and profits. The dividend may give rise to a liability for the payment of income tax without providing you with immediate cash to pay the tax when it becomes due.

     - You may not know the actual number of common shares that the Administrator of the Plan buys for your account until after the applicable "Investment Date", as we define that term in Question 8.

     - Because the Administrator of the Plan will buy common shares for your account at an average price per share, the price paid for the shares on any date may be greater than the price at which common shares are then trading.

     - Sales of common shares held in your Plan account may be delayed up to three (3) business days.

     - As described in Exhibit A, you will pay trading fees or transaction fees on the sale of common shares held in your Plan account. You will also be charged for your pro rata share of trading fees on the purchase of common shares which are acquired in the open market for your Plan account should we elect not to issue such shares directly.

     - The administrator will not pay interest on funds that it holds pending reinvestment or investment.

     - You may not pledge common shares deposited in your Plan account unless you withdraw the shares from the Plan.

ADMINISTRATION

4. WHO WILL ADMINISTER THE PLAN?

     Administrator. The Chase Manhattan Bank or another entity as we may designate, will serve as the Administrator of the Plan. ChaseMellon Shareholder Services, L.L.C., a registered transfer agent, will provide administrative support to the Administrator. The Administrator:

     - acts as your agent,

     - keeps records of all Plan accounts,

     - sends your account statements to you,

     - buys and sells, on your behalf, all common shares under the Plan, and

     - performs other duties relating to the Plan. You should send all correspondence with the Administrator to:

                  Manufactured Home Communities, Inc.
                    c/o ChaseMellon Shareholder Services
                  P.O. Box 3338
                  South Hackensack, NJ 07606-1938
                  Telephone (888) 847-1159

     Successor to Administrator. We may replace the Administrator at any time. The Administrator may resign as Administrator of the Plan at any time. In either case, we will appoint a successor Administrator, and will notify you of the change.

PARTICIPATION

     For purposes of this section, we have based our responses upon the method by which you hold your common shares. Generally, you either are a record owner or a beneficial owner. You are a record owner if you own common shares in your own name. You are a beneficial owner if you own common shares that are registered in a name other than your own; for example, if the shares are held in the name of a broker, bank or other nominee. If you are a record owner, you may participate directly in the Plan. If you are a beneficial owner, you will have to become either a record owner by having ten or more shares transferred into your own name or coordinate your participation in the Plan through the broker, bank or other nominee in whose name your shares are held.

     Holders of OP Units in MHC Operating Partnership can also automatically invest some or all of their quarterly distributions from the operating partnership in shares of MHC common stock as well as participate in the optional cash investment portion of the Plan. Except as otherwise noted, the discussion on the following questions in this prospectus relating to reinvestment of dividends on our common shares also applies to the investment choices available to holders of OP Units and to the mechanics and timing of the investment of quarterly distributions from MHC Operating Partnership.

5. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

     You may participate in the Plan if you meet the following requirements:

     Minimum Ownership Interest. You may directly join the Plan if you are a registered holder of common shares. For instructions on enrolling, see Question 6.

     There is no minimum requirement as to the number of common shares that you must hold in your Plan account in order to participate in the optional cash investment portion of the Plan. However, if you wish to reinvest all or a portion of your dividends, you must hold at least 10 common shares in your Plan account and reinvest the dividends on at least 10 shares.

     If you are an interested investor but not yet a shareholder, you initially can purchase from us at least $1,000 of common shares in order to participate in the Plan. This initial purchase will enable you to participate in both the optional cash investment and dividend reinvestment portions of the Plan, subject to eligibility requirements. You may purchase common shares pursuant to this paragraph in the manner set forth in the response to Question 8.

     Non-transferability of right to participate. You may not transfer your right to participate in the Plan to another person.

     Foreign Law Restrictions. You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the Plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.

     Exclusion From Plan For Short-Term Trading Or Other Practices. You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of the common shares. If you do engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right to modify, suspend or terminate participation in the Plan, by otherwise eligible holders of common shares, in order to eliminate practices which are, in our sole discretion, not consistent with the purposes or operation of the Plan or which adversely affect the price of the common shares. In addition to short-term trading activities, we reserve the right to prevent you from participating in the Plan for any other reason. It is in our sole discretion to exclude you from, or terminate your participation in, the Plan.

ENROLLMENT

6. HOW DO I ENROLL IN THE PLAN?

     If you are eligible to participate in the Plan, you may join the Plan at any time. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

     The Authorization Form. To enroll and participate in the Plan, you must complete the enclosed Authorization Form and mail it to the Administrator of the Plan at the address set forth in Question 4. If your common shares are registered in more than one name (such as joint tenants or trustees), all registered holders must sign the Authorization Form. If you are eligible to participate in the Plan, you may sign and return the Authorization Form to join the Plan at any time.

     However, if you are a beneficial owner of common shares and wish to enroll and participate in the Plan, you must do one of the following: (1) contact your broker to have your brokerage account coded for full or partial dividend reinvestment through the Depository Trust Company; or (2) instruct your broker to have your shares transferred to ChaseMellon Shareholder Services to be held for your benefit and then request Plan materials by calling (888) 847-1159; or
(3) if you desire to participate in optional cash purchase transactions, fill out the Broker and Nominee Form, which you can obtain by calling the Plan Administrator.

     If you are an interested investor but not presently a shareholder, and you desire to participate in the Plan by making an initial purchase from us of at least $1,000 of common shares, you may join the Plan by signing an Authorization Form and forwarding it, together with the funds, to the Administrator. You may obtain an Authorization Form at any time by contacting the Administrator as set forth in Question 4.

     Choosing Your Investment Option. When completing the Authorization Form, you should choose one of the investment options discussed in Question 2 and repeated below:

     - "Full Distribution Reinvestment" -- This option directs the Administrator to reinvest the cash dividends paid on all of the common shares owned by you then or in the future in common shares. To participate in the full distribution reinvestment feature of the Plan, you must hold a minimum of 10 common shares in your Plan account. This option also permits you to make optional cash investments from $250 to $5,000 per month to buy additional common shares.

     - "Partial Distribution Reinvestment" -- This option directs the Administrator to reinvest cash dividends paid on a specified number of 10 or more common shares then owned by you in common shares. We will continue to pay you cash dividends on the remaining common shares, when and if declared by our board of directors. To participate in the partial distribution reinvestment feature of the Plan, you must hold a minimum of 10 common shares in your Plan account, and you must elect to reinvest the dividends on at least 10 common shares. This option also permits you to make optional cash investments from $250 to $5,000 per month to buy additional common shares.

     - "Optional Cash Investments" -- This option permits you to make optional cash investments from $250 to $5,000 per month to buy additional common shares. We will continue to pay you cash dividends, when and if declared by our board of directors, on the common shares owned by you then or in the future, unless you designate the shares for reinvestment pursuant to the Plan.

     You should choose your investment option by checking the appropriate box on the Authorization Form. If you sign and return an Authorization Form without checking an option, the Administrator will choose the "Full Distribution Reinvestment" option and will reinvest all cash dividends on all common shares registered in your name, provided that you are the registered holder of at least 10 common shares. If you are not the registered holder of at least 10 common shares, the Administrator will choose the "Optional Cash Investments" option.

     The Administrator automatically will reinvest all cash dividends paid on all common shares that you have designated for participation in the Plan until you indicate otherwise or withdraw from the Plan, or until we terminate the Plan. If you have elected to have your dividends reinvested, we will pay to the Administrator dividends on all common shares held in your Plan account. The Administrator will credit the common shares purchased with your reinvested dividends to your Plan account.

     Changing Your Investment Option. You may change your investment option by completing and signing a new Authorization Form and returning it to the Administrator of the Plan. The Administrator must receive any change at least one business day before the record date for a dividend payment in order for the change to become effective for that dividend payment. The Administrator also must receive any change in the number of common shares that you have designated for partial dividend reinvestment at least one business day before the record date for a dividend payment in order to reinvest for the new number of shares on the next Investment Date.

     The Broker And Nominee Form. If you are a beneficial owner of common shares and wish for your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf, the broker, bank or other nominee in whose name your shares are held must complete a Broker and Nominee Form. The Broker and Nominee Form provides the only means by which a broker, bank or other nominee in whose name your shares are held, may make optional cash investments on your behalf. Your broker, bank or other nominee in whose name your shares are held must submit a Broker and Nominee Form to the Administrator each time the broker, bank or other nominee in whose name your shares are held transmits optional cash investments on your behalf. You, your broker, bank or other nominee in whose name your shares are held may request a Broker and Nominee Form at any time by contacting the Administrator as set forth in Question 4. Prior to submitting a Broker and Nominee Form, your broker, bank or other nominee must have submitted a completed Authorization Form on your behalf.

     The Administrator must receive the Broker and Nominee Form and appropriate instructions at least three business days before the applicable Investment Date or the optional cash investment will not be invested until the following Investment Date.

7. WHEN WILL MY PARTICIPATION IN THE PLAN BEGIN?

     The date on which the Administrator receives your properly completed Authorization Form will determine the date on which the Administrator will buy common shares for your account. If you choose either the full or partial dividend reinvestment option, the Administrator will begin to reinvest dividends and distributions on the Investment Date after receipt of your Authorization Form, provided it receives the Authorization Form at least one business day before the record date set for the related dividend or distribution payment.

     If you choose the optional cash investments option and wish to invest $5,000 or less in any one month, the Administrator will purchase common shares for you on the Investment Date after receipt of both your Authorization Form and the funds to be invested, provided it receives the Authorization Form and funds on or before the close of business on the third business day immediately preceding the Investment Date. If the Administrator receives your Authorization Form and funds for optional cash investment after the third business day indicated above but before the subsequent Investment Date, then the Administrator will hold your funds, without interest, for investment on the next following Investment Date. Please see the provisions of Question 10 if you wish to invest more than $5,000.

     Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

PURCHASES

8. HOW ARE SHARES PURCHASED UNDER THE PLAN?

     Initial Purchase Of Common Shares. If you are an interested investor but not yet our shareholder, then you initially may direct the Administrator to purchase for your account at least $1,000 worth of common shares, making you eligible to participate in the Plan. You should send, together with your Authorization Form, a check or money order or wire transfer, payable to The Chase Manhattan Bank, in an amount from $1,000 to $5,000 made out in U.S. funds drawn on a U.S. bank to the Administrator at the address set forth in Question
4. The other provisions of this Question 8 will apply to your purchase of common shares in this manner.

     Source of The Common Shares. The Administrator will use all dividends and distributions reinvested through the Plan and all optional cash investments to buy either common shares directly from us, on the open market or in privately negotiated transactions with third parties, or a combination of them, at our discretion. Common shares purchased directly from us will consist of newly issued common shares. We cannot revise our determination that shares purchased through the Plan will be purchased either (1) from us, or (2) on the open market or in privately negotiated transactions, more than once every three months.

     Investment Dates. When the Administrator purchases common shares from us, the purchases shall be made on the "Investment Date" in each month. If the Administrator is buying common shares directly from us through dividend reinvestment or optional cash investments of $5,000 or less, then the Investment Date will occur on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) on or around the second Friday of any month in which we do not pay a cash dividend. See "Calendar of Expected
Events -- Optional Cash Investments of $5,000 or Less" attached as Exhibit B to this prospectus for a list of the expected Investment Dates.

     If the Administrator is buying common shares directly from us through an optional cash investment of greater than $5,000 pursuant to a request for waiver (see Question 10 for how to obtain a waiver), then there will be ten Investment Dates, each of which will occur on a separate "trading day", or a day on which trades in our common shares are reported on the New York Stock Exchange, in a Pricing Period, as defined in the next paragraph, with one-tenth of your optional cash investment being invested on each trading day, subject to the qualifications under "Minimum Waiver Price" in Question 10 below.

     The "Pricing Period" is the period encompassing the ten consecutive trading days ending on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) on or around the second Friday of any month in which we do not pay a cash dividend. See "Calendar of Expected

Events -- Optional Cash Investments of Greater than $5,000" attached as Exhibit B to this prospectus for a list of the expected Pricing Period commencement and conclusion dates.

     If the Administrator is buying common shares for the Plan through open market or privately negotiated transactions, then the Administrator will reinvest dividends or make optional cash investments as soon as is practical on or after the applicable Investment Date.

     In the past, record dates for dividends have preceded the dividend payment dates by approximately two weeks. We historically have paid dividends on the second Friday of each April, July and October and the last business day of December. We cannot assure you that we will pay dividends according to this schedule in the future, and nothing contained in the Plan obligates us to do so. In fact, we now plan to pay the fourth quarter dividend on the second Friday of January, with the record date for such payment being the last Friday of December. Neither we nor the Administrator will be liable when conditions, including compliance with the rules and regulations of the Commission, prevent the Administrator from buying common shares or interfere with the timing of purchases.

     We pay dividends as and when declared by our board of directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends.

     Price of Common Shares. If the Administrator purchases common shares directly from us, then with respect to reinvested dividends and distributions and optional cash investments of $5,000 or less, the Administrator will pay a price equal to 100% of the average of the daily high and low sales price for a common share reported by the New York Stock Exchange on the applicable Investment Date, or, if no trading occurs in common shares on the applicable Investment Date, the first trading day immediately preceding the Investment Date for which trades are accepted.

     If the Administrator purchases common shares directly from us, then with respect to optional cash investments of greater than $5,000, the Administrator will pay a price equal to 100% of the average of the daily high and low sales prices of our common shares reported by the New York Stock Exchange for each Investment Date in the Pricing Period. If we have granted a Waiver Discount, as described in the response to Question 10, with respect to a purchase under the Plan, the Administrator will receive the same discount when purchasing the shares from us.

     If the Administrator purchases common shares in the open market or in privately negotiated transactions, then the Administrator will pay a price equal to the weighted average purchase price paid by the Administrator for the shares. Each participant will be charged a pro rata portion of any trading fees or other fees or charges paid by the Administrator in connection with such open market purchases. The Administrator will purchase the shares as soon as is practical on or after an Investment Date.

     Number of Shares to Be Purchased. If you elect to participate in the Plan by reinvesting your dividends or distributions, the Administrator will invest for you the total dollar amount equal to the sum of (1) the dividend on all common shares, including fractional shares, and distributions on OP Units held in your Plan account for which you have requested dividend or distribution reinvestment and (2) any optional cash investments to be made as of that Investment Date. There is no limit on the number of shares you may purchase through dividend reinvestment. We reserve the right to offer a discount or change any discount on common shares purchased with reinvested dividends.

     If you elect to make only optional cash investments, the Administrator will invest for you the total dollar amount equal to any optional cash investments to be made as of that Investment Date.

     As of any Investment Date, the Administrator will purchase for your account the number of common shares equal to the total dollar amount to be invested for you, as described above, divided by the applicable purchase price. The Administrator will deduct from the amount to be invested for you any amount that we are required to deduct for withholding tax purposes.

     Administrator's Control of Purchase Terms. With respect to purchases of common shares in the open market or in privately negotiated transactions that the Administrator makes under the Plan, the Administrator, or a broker that the Administrator selects, will determine the following:

     - the exact timing of open market purchases;

     - the number of common shares, if any, that the Administrator purchases on any one day or at any time of that day;

     - the prices for the common shares that the Administrator pays;

     - the markets on which the Administrator makes the purchases; and

     - the persons, including brokers and dealers, from or through which the Administrator makes the purchases.

     Commingling of Funds. When making purchases for an account under the Plan, we or the Administrator may commingle your funds with those of other investors participating in the Plan.

9. HOW DO I MAKE OPTIONAL CASH INVESTMENTS?

     You may make optional cash investments at any time if you have submitted a signed Authorization Form or your broker, bank or other nominee has submitted a Broker and Nominee Form, and if you are (1) a registered holder of common shares, (2) a holder of OP Units, (3) an interested investor who has purchased from us at least $1,000 of common shares or (4) a beneficial owner of common shares and either have directed your broker, bank or other nominee in whose name your shares are held to transfer at least 10 common shares to your name or you have arranged with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

     Initial Optional Cash Investments. You may make an initial optional cash investment when enrolling in the Plan by sending your properly completed Authorization Form and a check or money order, payable to The Chase Manhattan Bank, in an amount from $1,000 to $5,000 made out in U.S. funds drawn on a U.S. bank to the Administrator at the address set forth in Question 4 by the close of the third business day preceding an Investment Date. Please see Question 10 if you wish to make an optional cash investment of more than $5,000 in any month.

     Subsequent Optional Cash Investments. Once you enroll in the Plan and make an initial investment, whether by dividend or distribution reinvestment or optional cash investment, the Administrator will attach an Optional Cash Investment Form to each statement of account it sends to you. To make an optional cash investment once enrolled in the Plan, you should send a properly completed Optional Cash Investment Form and a check, money order or wire transfer, payable to The Chase Manhattan Bank, in an amount from $250 to $5,000 made out in U.S. funds drawn on a U.S. bank to the Administrator at the address set forth in Question 4 so that it is received by the close of the third business day preceding an Investment Date.

     If you are a beneficial owner of common shares you, through your broker, bank or other nominee, must make all optional cash investments through the use of a Broker and Nominee Form. See Question 6.

     The Administrator will hold, without interest, all optional cash investments that it receives after the close of business on the third business day before an Investment Date through the next subsequent Investment Date. The Administrator will invest the held-over funds on the next subsequent Investment Date, provided that the next subsequent Investment Date falls within 35 or fewer days. If the next subsequent Investment Date will occur in more than 35 days, then the Administrator will return the funds to you, without interest.

     Minimum and Maximum Limits. For any Investment Date that you choose to make an optional cash investment, you must invest at least $250 but not more than $5,000. You may invest an amount greater than $5,000 in any month if you obtain a prior written waiver from us to do so. See Question 10 to learn how to request a waiver.

     Items to Remember When Making Optional Cash Investments. When making your optional cash investment, you should consider the following:

     - All optional cash investments must equal at least $250 but not more than $5,000 per month;

     - You do not have to make an optional cash investment in any month;

     - You do not have to send the same amount of cash payment each month;

     - You must make all optional cash investments in United States dollars; and

     - You must send optional cash investments in the form of a check, money order or wire transfer payable to The Chase Manhattan Bank. Do not send cash.

     Refunds of Uninvested Optional Cash Investments. To obtain a refund of optional cash investments which the Administrator has not yet invested, you must contact the Administrator as set forth in Question 4. The Administrator must receive your request no later than two business days prior to the Investment Date in order to refund your money for the Investment Date.

     No Interest On Optional Cash Investments. You will not earn interest on optional cash investments held pending investment. We therefore suggest that you send any optional cash investment that you wish to make so as to reach the Administrator as close as possible to the third business day preceding the next Investment Date. You should contact the Administrator if you have any questions regarding these dates.

     Returned Checks. In the event that any check is returned unpaid for any reason, the Administrator will consider the request for investment of the money null and void and will immediately remove from the participant's account any common shares purchased upon the prior credit of the money. The Administrator will be entitled to sell these common shares to satisfy any uncollected amounts. If the net proceeds of the sale of the common shares are insufficient to satisfy the balance of the uncollected amounts, the Administrator will be entitled to sell additional common shares from the participant's account to satisfy the uncollected balance. A $25.00 fee will be charged for any deposit returned unpaid.

10. HOW DO I MAKE AN OPTIONAL CASH INVESTMENT OVER THE MAXIMUM MONTHLY AMOUNT?

     If you wish to make an optional cash investment in excess of $5,000 for any Investment Date, you must obtain our prior written approval by submitting a request for waiver. To obtain a Request For Waiver Form, please call our Investor Relations Department at (312) 279-1528. Once completed, you should return the Request For Waiver Form to our Investor Relations Department via facsimile at (312) 279-1529 no later than three (3) business days preceding the start of the Pricing Period for the applicable Investment Date. If we have approved your request for waiver, then we will send to you and the Administrator a copy of our written waiver approval. After you receive our approval form, you should send your optional cash investment of greater than $5,000 by wire transfer pursuant to the instructions in the approval form. The Administrator must receive your optional cash investment by wire transfer in good funds pursuant to a Request For Waiver by the close of business on the last business day immediately preceding the first day of the Pricing Period. Subject to our right to establish a Minimum Waiver Price or to suspend or terminate the plan, the investment decision is irrevocable. Please see Question 9 for other provisions relating to optional cash investments.

     We have the sole discretion to approve any request to make an optional cash investment in excess of the $5,000 maximum allowable amount. We may grant the requests for waiver in order of receipt or by any other method that we determine to be appropriate. We also may determine the amount that you may invest pursuant to a waiver. In deciding whether to approve your request for waiver, we may consider, among other things, the following factors:

     - whether, at the time of the request, the Administrator is acquiring common shares for the Plan directly from us or in the open market or in privately negotiated transactions with third parties;

     - our need for additional funds;

     - our desire to obtain the additional funds through the sale of common shares as compared to other sources of funds;

     - the purchase price likely to apply to any sale of common shares;

     - the extent and nature of your prior participation in the Plan;

     - the number of common shares you hold of record or beneficially; and

     - the total amount of optional cash investments in excess of $5,000 for which requests for waiver have been submitted.

     Minimum Waiver Price. We may set a minimum purchase price per share (the "Minimum Waiver Price") for optional cash investments made pursuant to requests for waiver for any Pricing Period. We will determine whether to set a Minimum Waiver Price, and, if so, its amount, not later than four business days before the first day of a Pricing Period. We will notify the Administrator of the Minimum Waiver Price, if any. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the Plan and our current and projected capital needs.

     We will fix the Minimum Waiver Price for a Pricing Period as a dollar amount that the average of the high and low sale prices reported by the New York Stock Exchange for each trading day of the Pricing Period must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price any trading day within the Pricing Period that does not meet the Minimum Waiver

Price. Also, any day in which no trades of common shares are made on the New York Stock Exchange will not be considered a "trading day" or an Investment Date and will be excluded from the Pricing Period. For example, if the Minimum Waiver Price is not met for two of the ten trading days in a Pricing Period, then we will base the purchase price upon, and sell shares to the Administrator only for, the remaining eight trading days in which the Minimum Waiver Price was met.

     At the end of each Pricing Period we will return a portion of each optional cash investment for each trading day of a Pricing Period for which the Minimum Waiver Price is not met or for each day in which no trades of common shares are reported on the New York Stock Exchange. The returned amount will equal one-tenth of the total amount of the optional cash investment, not just the amount exceeding $5,000, for each trading day that the Minimum Waiver Price is not met or for each day in which no trades are reported. Thus, for example, if the Minimum Waiver Price is not met or no sales of our common shares are reported for two of the ten trading days in a Pricing Period, then the Administrator will return two-tenths (or 20%) of the optional cash investment to you without interest.

     The establishment of the Minimum Waiver Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a request for waiver. Setting a Minimum Waiver Price for a Pricing Period will not affect the setting of a Minimum Waiver Price for any other Pricing Period. We may waive our right to set a Minimum Waiver Price for any particular month. Neither we nor the Administrator is required to give you notice of the Minimum Waiver Price for any Pricing Period. However, you may contact our Investor Relations Department on the Minimum Waiver Price/Waiver Discount set date (indicated on "Calendar of Expected Events -- Optional Cash Investments of Greater than $5,000" attached as Exhibit B to this prospectus) at
(312) 279-1528 to learn whether we have set a Minimum Waiver Price for that Pricing Period.

     Waiver Discount. We may, at our sole discretion, grant a discount on the purchase of common shares under the Plan to any person who purchases in excess of $5,000 of common shares in one month pursuant to an approved request for waiver. The discount may be between 0% and 5%, inclusive, of the market price of the common shares on the Investment Date. We will determine whether to set a Waiver Discount not later than four business days before the first day of a Pricing Period. We do not presently intend to offer a discount, and we may not do so. The Waiver Discount, if any, will not be available for optional cash investments that do not exceed $5,000. However, we reserve the right to grant a discount and set a minimum price in the future for these investments. However, in no event will any discount offered hereunder be greater than 5% of the average of the high and low trading prices of MHC's common shares on the Investment Date.

     Neither we nor the Administrator is required to give you notice of any Waiver Discount or Minimum Waiver Price for any Pricing Period. However, you may contact our Investor Relations Department on the Minimum Waiver Price/Waiver Discount set date indicated on "Calendar of Expected Events -- Optional Cash Investments of Greater than $5,000" attached as Exhibit B to this prospectus at
(312) 279-1528 to learn whether we have set a Waiver Discount for that Pricing Period.

11. WHAT IF I HAVE MORE THAN ONE ACCOUNT?

     For purposes of the limitations discussed in Question 10, we may aggregate all optional cash investments for Plan participants with more than one account using the same social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, we may limit your participation to only one Plan account.

     For purposes of the Plan, we may aggregate all Plan accounts that we believe, in our sole discretion, to be under common control or management or to have common ultimate beneficial ownership. Unless we have determined that reinvestment of dividends and distributions and optional cash investments for each account would be consistent with the purposes of the Plan, we will have the right to aggregate all the accounts and to return, without interest, within 30 (for dividend reinvestment) or 35 (for optional cash investment) days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all the accounts.

CERTIFICATES

12. WILL I RECEIVE CERTIFICATES FOR SHARES PURCHASED?

     Safekeeping of Certificates. Unless your shares are held by a broker, bank or other nominee, we will register common shares that the Administrator purchases for your account under the Plan in your name. The Administrator will credit the shares to your Plan account in "book-entry" form. This service protects against the loss, theft or destruction of certificates evidencing common shares.

     You also may send to the Administrator for safekeeping all certificates for common shares which you hold. The Administrator will credit the common shares represented by the certificates to your account in "book-entry" form and will combine the shares with any whole and fractional shares then held in your Plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell common shares through the Plan. See Question 13 to learn how to sell your common shares under the Plan.

     You may deposit certificates for common shares into your account regardless of whether you have previously authorized reinvestment of dividends. The Administrator automatically will reinvest all dividends on any shares deposited in accordance with the Plan, unless you have instructed the Administrator otherwise.

     To deposit certificates for safekeeping under the Plan, you should send your share certificates, in non-negotiable form, to the Administrator by insured mail at the address specified in Question 4. You may withdraw any shares deposited for safekeeping by contacting the Administrator.

     Issuance of Certificates. Upon your contacting the Administrator or upon our termination of the Plan, the Administrator will issue and deliver to you certificates for all whole common shares credited to your Plan account. The Administrator will not issue certificates for fractional common shares but will issue a check representing the value of any fractional common shares valued at the then current market price. The Administrator will handle the request at no cost to you. The Administrator will continue to credit any remaining whole or fractional common shares to your account.

     Effect of Requesting Certificates in Your Name. If you request a certificate for whole common shares held in your account, either of the following may occur:

     - If you maintain an account for reinvestment of dividends, then the Administrator will continue to reinvest all dividends on the common shares for which you requested a certificate so long as the shares remain registered in your name; and

     - If you maintain an account only for optional cash investments, then the Administrator will not reinvest dividends on common shares for which you requested a certificate unless and until you submit an Authorization Form to authorize reinvestment of dividends on the shares registered in your name.

     Transfer Restrictions. You may not pledge, sell or otherwise transfer common shares credited to your Plan account. If you wish to pledge, sell or transfer the shares, you must first request that we issue a certificate for the shares in your name.

SALE OF SHARES

13. HOW DO I SELL SHARES?

     Sale of Shares Held in Your Account. You may contact the Administrator to sell all or any part of the common shares held in your Plan account. After receipt of your request, the Administrator will sell the shares through a designated broker or dealer. The Administrator will mail to you a check for the proceeds of the sale, less applicable trading fees, service charges and any taxes. The Administrator will sell shares within three (3) business days of receipt of the sale request, at then current market prices through one or more brokerage firms.

     If you sell or transfer only a portion of the common shares in your Plan account, you will remain a participant in the Plan and may continue to make optional cash investments and reinvest dividends, provided that you maintain the 10 share minimum dividend reinvestment eligibility threshold in your Plan account. The Administrator will continue to reinvest the dividends on the common shares credited to your account unless you notify the Administrator that you wish to withdraw from the Plan.

     Costs of Selling Shares. The Plan requires you to pay all costs associated with the sale of your common shares under the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of the costs.

     Termination of Your Account Upon Sale of All Shares. If the Administrator sells all common shares held in your Plan account, the Administrator will automatically terminate your account. In this case, you will have to complete and file a new Authorization Form to rejoin the Plan.

REPORTS

14. HOW WILL I KEEP TRACK OF MY INVESTMENTS?

     Each time the Administrator makes an investment for your account, whether by reinvestment of dividends or distributions or by optional cash investment, the Administrator will send you a detailed statement that will provide the following information with respect to your Plan account:

     - total cash dividends or distributions received;

     - total optional cash investments received;

     - total number of common shares purchased, including fractional shares;

     - price paid per common share;

     - date of share purchases; and

     - total number of common shares in your Plan account.

     You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Plan.

WITHDRAWAL

15. HOW WOULD I WITHDRAW FROM PARTICIPATION IN THE PLAN?

     How to Withdraw From the Plan. You may withdraw from the Plan at any time. In order to withdraw from the Plan, you must provide notice instructing the Administrator to terminate your account. The Administrator must receive notice three business days before the record date for any dividend or distribution payment in order to terminate your account prior to the dividend or distribution payment date.

     Issuance of Share Certificates Upon Withdrawal From Plan. Upon termination of your Plan account, the Administrator will issue to you share certificates for any whole common shares in your account. The Administrator will convert to cash any fractional shares held in your account at the time of termination at the then current market price of the common shares. After the Administrator terminates your account, we will pay to you all cash dividends on common shares owned by you unless you rejoin the Plan.

     Selling Shares Upon Withdrawal From Plan. As an alternative to receiving share certificates, upon termination of your Plan account you may request that the Administrator sell all or a portion of the common shares (both whole and fractional) in your account. If you instruct the Administrator only to sell a portion of your common shares, then the Administrator will issue to you certificates for the remaining shares. The Administrator will mail to you a check for the proceeds of the sale, less applicable trading fees, service charges and any taxes.

     Rejoining the Plan After Withdrawal. After you withdraw from the Plan, you may rejoin the Plan at any time by filing a new Authorization Form with the Administrator. However, the Administrator has the right to reject the Authorization Form if you repeatedly join and withdraw from the Plan, or for any other reason. The Administrator's exercise of this right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term shareholder investment service.

TAXES

16. WHAT ARE SOME OF THE TAX CONSEQUENCES OF MY PARTICIPATION IN THE PLAN?

     The following is a summary of all material federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary does not discuss your tax consequences if you are not a United States citizen or a resident alien. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside of the United States will vary from jurisdiction to jurisdiction.

     Reinvestment of Dividends Paid on Common Shares. With respect to common shares that the Administrator purchases from us with cash dividends that you elect to have reinvested under the Plan, you will be treated for federal income tax purposes as having received a distribution, with respect to common shares, equal to the fair market value on the Investment Date of the common shares credited to your Plan account, which should equal the amount of cash dividends that you would have otherwise received, assuming that we have not granted a discount on your purchase of common shares under the Plan. With respect to common shares that the Administrator purchases on the open market with cash dividends that you elect to have reinvested under the Plan, you will be treated for federal income tax purposes as having received a distribution equal to the price paid by the Administrator for the common shares. In either case, you will be treated as receiving a distribution even though you will not receive the distribution in cash. For federal income tax purposes, distributions made by us will first be taxable as dividends to the extent of our current and accumulated earnings and profits. To the extent that the amount distributed by us exceeds our current and accumulated earnings and profits, the distribution will next be treated as a return of capital to you to the extent of your basis in your common shares, with any excess being taxable to you as gain from the sale of common shares. If you are a corporation, then the distributions that you receive from us which are taxable as dividends will not be eligible for the dividends received deduction.

     All costs of administering the Plan, except for trading fees when shares are purchased on the open market and costs related to your voluntary selling of common shares and/or withdrawal from the Plan, will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service in a recent private letter ruling issued to another real estate investment trust, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your common shares. Since the other private letter ruling was not issued to us, we have no legal right to rely on its conclusions. We intend to request a letter ruling from the Internal Revenue Service confirming this position. However, it is possible that the Internal Revenue Service might view your share of the costs as constituting a taxable distribution to you and/or a distribution which reduces the basis in your common shares. For this or other reasons, we may in the future take a different position with respect to the costs.

     Your tax basis in the common shares acquired for your Plan account generally will equal your cash distribution, including cash used to purchase the shares and any cash used to pay trading fees. If we elect to offer a discount on the purchase price of shares you purchase with reinvested cash distributions, your tax basis in the shares would include any amount of the discount. Your holding period for the shares generally will begin on the day following the Investment Date for the shares.

     Optional Cash Investments. We intend to follow three recent private letter rulings (the "IRS Rulings") issued to other real estate investment trusts. Since the other private letter rulings were not issued to us, we have no legal right to rely on their conclusions. Thus, we also intend to request a letter ruling from the Internal Revenue Service confirming this position.

     Under the IRS Rulings, the tax treatment of the purchase of common shares under an optional cash investment will differ depending on whether you are participating in the dividend reinvestment feature of the Plan. If you participate in the dividend reinvestment feature of the Plan, you will be treated as having received a distribution equal to the excess, if any, of the fair market value of the common shares acquired on the Investment Date over the actual purchase price of the common shares. Your tax basis in the common shares received will equal the fair market value of such common shares on the Investment Date.

     If you do not participate in the dividend reinvestment feature of the Plan, the IRS Rulings states that you will not realize any taxable income as a result of the acquisition of common shares. Thus, your tax basis in the common shares received will equal the amounts paid for such common shares. You are encouraged to consult with your own tax advisor with regard to the tax treatment of optional cash purchases.

     Your holding period for the common shares generally will begin on the day following the Investment Date for the common shares.

     Reinvestment of Distributions Paid on OP Units. The income tax treatment of holders of OP Units who participate in the Plan is unclear because there is no clear legal authority regarding the income tax treatment of a limited partner in a partnership who invests cash distributions from the partnership in shares of another entity that is a partner in the partnership. The following, however, sets forth our view of the likely tax treatment of holders of OP Units who participate in the Plan, and absent the promulgation of authority to the contrary, we and MHC Operating Partnership intend to report the tax consequences of a holder's participation in a manner consistent with the following.

     With respect to common shares that the Administrator purchases from us or in the open market with cash distributions from MHC Operating Partnership that you elect to have reinvested under the Plan, you will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the cash distribution that was invested. If we grant a discount on your purchase of common shares under the Plan, the Internal Revenue Service might contend that you should be treated for federal income tax purposes as having received an additional distribution from MHC Operating Partnership or us in an amount equal to the excess, if any, of the fair market value (determined as the average of the high and low trading prices) of the common shares credited to your account on the Investment Date less the amount paid by you for such common shares.

     A cash distribution from MHC Operating Partnership will reduce your basis in your OP Units by the amount distributed. To the extent that the cash distributed exceeds your basis in the OP Units generally will be taxable as capital gain. However, under Section 751(b) of the Code, to the extent that a distribution is considered to be in exchange for your interest in substantially appreciated inventory items or unrealized receivables of MHC Operating Partnership, you may recognize ordinary income rather than a capital gain.

     With respect to common shares that the Administrator purchases from us or in the open market pursuant to the optional cash purchase feature of the Plan, the tax treatment is not entirely clear. We currently intend to take the position for tax reporting purposes that unless you also participate as a shareholder in the dividend reinvestment feature of the Plan you will not realize any taxable income as a result of the acquisition of common shares by optional cash purchases. If you participate as a shareholder in the dividend reinvestment feature of the Plan and acquire common shares by optional cash purchases, you will be treated as having received a distribution equal to the excess, if any, of the fair market value of the common shares acquired on the Investment Date over the actual purchase price of the common shares. Your tax basis in the common shares received will equal the fair market value of such common shares on the Investment Date.

     Income Tax Withholding and Administrative Expenses. We or the Administrator may be required to deduct as "backup withholding" thirty-one percent (31%) of the dividends that we pay to any shareholder, regardless of whether the dividends are reinvested pursuant to the Plan. Similarly, the Administrator may be required to deduct backup withholding from the proceeds of sales of common shares held in your Plan account. You will be subject to backup withholding if:

     - you fail to properly furnish us and the Administrator with your correct tax identification number, or "TIN;"

     - the Internal Revenue Service or any other governmental body or agency notifies us or the Administrator that you have provided an incorrect TIN;

     - the Internal Revenue Service notifies us or the Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or

     - when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding.

     If you are a foreign shareholder whose distributions are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in common shares will be credited to your account. As a result of the Small Business Job Protection Act of 1996, we intend to withhold an additional 10% of any distribution to a foreign shareholder to the extent it exceeds our current and accumulated earnings and profits.

     All withholding amounts will be withheld from dividends before the dividends are reinvested under the Plan. Therefore, if you are subject to withholding, dividends which would otherwise be available for reinvestment under the Plan will be reduced by the withholding amount. Any amount paid as withholding will be creditable against your income tax liability.

     Disposition. When you withdraw shares from the Plan and receive whole shares, you will not realize any taxable income. However, if you receive cash for a fraction of a share, you will be required to recognize gain or loss with respect to the fraction. You also will be required to recognize a gain or loss whenever your shares are sold, whether the shares are sold by the Administrator pursuant to your request or by you after the shares are withdrawn from the Plan. Generally, the amount of the gain or loss that you will be required to recognize will be the difference between the amount that you receive for the shares and your tax basis in those shares.

     Exceeding the Ownership Limitation Set Forth in Our Articles of Incorporation. For us to qualify as a real estate investment trust for federal income tax purposes, no more than 50% in value of our outstanding shares may be actually and/or constructively owned by five or fewer individuals, as defined in the Internal Revenue Code to include entities, during the last half of a taxable year or during a proportionate part of a shorter taxable year (the "Closely-Held Requirement"), and our common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year (the "100 shareholder Requirement"). Because we expect to continue to qualify as a REIT, our Articles of Incorporation contains an ownership restriction (the "Ownership Limitation"), which is intended to help ensure compliance with these requirements, that no holder of our shares may own, or be deemed to own by virtue of any of the attribution rules of the Internal Revenue Code, more than 5% percent, in value or number of shares, whichever is more restrictive, of our common shares or any series of our preferred shares.

     If a shareholder violates the Ownership Limitation or any other restrictions in the Articles of Incorporation, the shares held in violation will be automatically transferred to MHC as Trustee of a Trust for the benefit of a beneficiary, and the shareholder would not be entitled to dividends or the right to vote those shares. In the case of transfers of shares causing a violation of the Ownership Limitation or any other restriction in the Articles of Incorporation, the transfer may be treated as void AB INITIO and the purported transferee would not be entitled to dividends or the right to vote those shares.

     Under certain circumstances, our board of directors may grant to individuals an exemption from the Ownership Limitation, provided that certain conditions are met and the board is satisfied that the exemption would not jeopardize our status as a REIT.

OTHER PROVISIONS

17. HOW CAN I VOTE MY SHARES?

     We will send you proxy materials for any meeting of shareholders in order to vote all whole common shares credited to your account. You may vote your common shares either by designating the vote of the shares by proxy or by voting the shares in person at the meeting of shareholders.

18. WHAT ARE THE COSTS OF THE PLAN?

     We will pay service charges in connection with the reinvestment of dividends and optional cash investments to purchase common shares which we issue under the Plan. In the event, however, that we authorize the Administrator to purchase common shares in the open market, you will be responsible for your pro rata share of any trading fees incurred by the Administrator. You will be responsible for any fees payable in connection with your sale of shares from the Plan. Please see the "Plan Service Fees Schedule" attached as Exhibit A hereto for a detailed description of the costs.

19. WHAT ARE YOUR AND THE ADMINISTRATOR'S RESPONSIBILITIES?

     We, any of our agents and the Administrator, in administering the Plan, are not liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (i) arising from the failure to terminate your account upon your death or judgment of incompetence prior to the Administrator's receipt of notice in writing of the death; (ii) relating to the prices and times at which the Administrator buys or sells common shares for your account; or (iii) relating to any fluctuation in the market value of the common shares.

     We, any of our agents and the Administrator will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable laws, including federal securities laws. Since the Administrator has assumed all responsibility for administering the Plan, we specifically disclaim any responsibility for any of the Administrator's actions or inactions in connection with the administration of the Plan. None of our directors, officers or shareholders shall have any personal liability under the Plan.

20. CAN I PLEDGE MY SHARES UNDER THE PLAN?

     You may not pledge any common shares credited to your Plan account. Any attempted pledge will be void. If you wish to pledge your common shares, you first must withdraw the shares from the Plan. See Question 15 to learn how to withdraw your shares under the Plan.

21. HOW CAN I TRANSFER MY SHARES?

     You may transfer ownership of all or part of the common shares held in your Plan account through gift, private sale or otherwise by contacting the Administrator, as set forth in Question 4. The Administrator will provide the information necessary to complete the transfer of your shares.

     You also may transfer ownership of all or part of the common shares held in your Plan account into the account of another person within the Plan. To complete a transfer, you must mail to the Administrator a letter with specific instructions regarding the transfer and an Authorization Form completed by the person to whom you are transferring your shares.

22. CAN THE PLAN BE AMENDED, MODIFIED, SUSPENDED OR TERMINATED?

     Although we expect to continue the Plan indefinitely, we reserve the right to amend, modify, suspend or terminate the Plan in any manner at any time. We will notify you in writing of any modifications made to the Plan.

23. WHAT HAPPENS IF YOU TERMINATE THE PLAN?

     If we terminate the Plan, you will receive a certificate for all whole common shares held in your Plan account and a check representing the value of any fractional common shares valued at the then current market price and any uninvested dividends or optional cash investments held in your account.

24. ARE THERE ANY RISKS ASSOCIATED WITH THE PLAN?

     Your investment in shares purchased under the Plan is no different from any investment in shares that you hold directly. Neither we nor the Administrator can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from changes in the market price with respect to common shares purchased under the Plan.

25. HOW WILL YOU INTERPRET AND REGULATE THE PLAN?

     We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary to carry out the Plan. As a participant in the Plan, you will be bound by any actions taken by us or the Administrator.

26. WHAT LAW GOVERNS THE PLAN?

     The laws of the State of Maryland will govern the terms, conditions and operation of the Plan.

27. WHERE WILL NOTICES BE SENT?

     The Administrator will address all of its notices to you at your last known address. You should notify the Administrator promptly of any change of address.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a description of the material federal income tax consequences to MHC and holders of our common shares of the treatment of MHC as a REIT. This prospectus addresses the taxation of MHC and the impact on MHC of its election to be taxed as a REIT. The following discussion assumes that MHC continues to qualify as a REIT during all relevant periods. Since these provisions are highly technical and complex, and because the following discussion is not exhaustive of all possible tax considerations, each prospective purchaser of common shares is urged to consult his or its own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the common shares. This discussion does not purport to deal with the federal income or other tax consequences applicable to all investors in light of their particular investment circumstances or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States).

     THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND EACH PROSPECTIVE SHAREHOLDER IS ENCOURAGED TO CONSULT WITH HIS OR ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

     If certain detailed conditions imposed by the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code") are met, entities, such as MHC, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations generally are not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from the use of corporate investment vehicles.

     If MHC fails to qualify as a REIT in any year, however, it will be subject to federal income tax as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, MHC could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced.

     MHC elected REIT status commencing with its taxable year ended December 31, 1993. In the opinion of Steptoe & Johnson LLP, which has acted as its special tax counsel, MHC was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1993, 1994, 1995, 1996, 1997 and 1998, and
MHC's current organization and method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions relating to the organization and operation of MHC, MHC Operating Partnership, the Management Partnerships, sub-partnerships of MHC Operating Partnership created to (i) facilitate mortgage financing (the "Financing Partnerships") and (ii) facilitate MHC's ability to provide financing to the owners of manufactured home communities (the "Lending Partnership"), RSI, LP Management Corp. and De Anza Group, Inc. (collectively, the "Management Corporations") and the various qualified REIT subsidiaries wholly-owned by MHC (each a "QRS Corporation") (collectively, the Management Partnerships, the Financing Partnerships, the Lending Partnership, RSI, the Management Corporations and the QRS Corporations may be referred to herein as the "Subsidiary Entities") and is conditioned upon the accuracy of certain representations made by MHC and MHC Operating Partnership to Steptoe & Johnson LLP as to certain relevant factual matters, including matters related to (i) the organization, past operation, expected future operation, and assets of MHC, MHC Operating Partnership and the Subsidiary Entities, and (ii) that certain services rendered are those usually or customarily rendered in connection with the rental of space for occupancy only at particular manufactured home communities. MHC's qualification and taxation as a REIT depend upon (i) MHC's having met for each of its taxable years, through actual annual operating and other results, the various requirements under the Code and described in this prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to shareholders, and the diversity of its share ownership, and (ii) MHC's ability to meet such requirements on a continuing basis. Steptoe & Johnson LLP will not review MHC's compliance with these requirements on a continuing basis. No assurance can be given that the actual results of the operations of MHC, MHC Operating Partnership and the Subsidiary Entities, the sources of their income, the nature of their assets, the level of MHC's distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

TAXATION OF MHC

     General. In any year in which MHC qualifies as a REIT, it will not generally be subject to federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. MHC may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

     If MHC should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it would be subject to a 100% tax on the greater of the amount by which it fails the 75% or the 95% test, multiplied by a fraction intended to reflect its profitability. MHC would also be subject to a tax of 100% on net income from any "prohibited transaction," as described below. In addition, if MHC should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, MHC would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. MHC would also be subject to the corporate "alternative minimum tax," as well as tax in certain situations and on certain transactions not presently contemplated. MHC uses the calendar year both for federal income tax purposes and for financial reporting purposes.

     In order to qualify as a REIT, MHC must meet, among others, the following requirements:

     Stock Ownership Test. -- The capital stock of MHC must be held by a minimum of 100 persons for at least 335 of the days in each taxable year subsequent to 1993. In addition, at all times during the second half of each taxable year subsequent to 1993, no more than 50% in value of the capital stock of MHC may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals. MHC believes that it has satisfied both of these tests, and it believes it will continue to do so. In order to ensure compliance with this test, MHC has placed certain restrictions on the transfer of its capital stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, MHC must maintain records which disclose the actual ownership of its outstanding capital stock. In fulfilling its obligations to maintain records, MHC must demand written statements each year from the record holders of designated percentages of its capital stock disclosing the actual owners of such capital stock. A list of those persons failing or refusing to comply with such demand must be maintained as a part of MHC's records. A shareholder failing or refusing to comply with MHC's written demand must submit with his tax returns a similar statement disclosing the actual ownership of capital stock and certain other information. MHC's charter provides restrictions regarding the transfer of its capital stock that are intended to assist MHC in continuing to satisfy the stock ownership requirements. See "Risk Factors -- We Have a Stock Ownership Limit for REIT Tax Purposes". For MHC's taxable years commencing on or after January 1, 1998, if MHC complies with regulatory rules pursuant to which it is required to send annual letters to holders of capital stock requesting information regarding the actual ownership of capital stock, but does not know, or exercising reasonable diligence would not have known, whether it failed to meet the requirement that it not be closely held, MHC will be treated as having met the requirement.

     Asset Tests -- At the close of each quarter of MHC's taxable year, MHC must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of MHC's total assets must be represented by "real estate assets" (including any combination of interests in real property, interests in mortgages on real property, and stock in other REITs), cash, cash items and certain government securities. Second, although the remaining 25% of MHC's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of MHC's total assets as to any one issuer (other than an interest in a partnership) or (ii) 10% of the outstanding voting securities of any one issuer (other than an interest in a partnership or stock of a qualified REIT subsidiary or another REIT). Where MHC invests in a partnership, it will be deemed to own a proportionate share of the partnership's assets in accordance with its capital interest. MHC's investment in the properties through its interest in MHC Operating Partnership will constitute qualified assets for purposes of the 75% asset test.

     MHC Operating Partnership owns none of the voting stock, but owns 100% of the non-voting stock, of the Management Corporations and RSI. By virtue of its partnership interest in MHC Operating Partnership, MHC is deemed to own its pro rata share of the assets of MHC Operating Partnership, including the stock of the Management Corporations and RSI as described above.

     MHC Operating Partnership has not owned and will not own more than 10% of the voting securities of the Management Corporations and RSI. In addition, based upon its analysis of the estimated value of the stock of the Management Corporations and RSI owned by MHC Operating Partnership relative to the estimated value of the other assets owned by MHC Operating Partnership, MHC believes that its pro rata share of the stock of the Management Corporations and RSI held by MHC Operating Partnership together has not and will not exceed 5% of the total value of MHC's assets. No independent appraisals have been obtained, however, to support this conclusion. This 5% limitation must be satisfied not only on the date that MHC first acquired stock of the Management Corporations and RSI, but also at the end of each quarter in which MHC increases its interest in the Management Corporations and RSI (including as a result of increasing its interest in MHC Operating Partnership as a result of the offering, and as the holders of OP Units exercise their exchange rights). Although MHC plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps always will be successful or will not require a reduction in MHC Operating Partnership's overall interest in the Management Corporations or RSI.

     MHC's indirect interests as a general partner in the Financing Partnerships and the Lending Partnership are held through the QRS Corporations, each of which is organized and operated as a

"qualified REIT subsidiary" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of the QRS Corporations will be treated as assets, liabilities and items of MHC. The QRS Corporations therefore will not be subject to federal corporate income taxation, although they may be subject to state or local taxation. In addition, MHC's ownership of the voting stock of each QRS Corporation will not violate the general restriction against ownership of more than 10% of the voting securities of any issuer. MHC may in the future form one or more additional qualified REIT subsidiaries. MHC must own all of the stock of each such subsidiary, although it will not be required to own such stock of such subsidiary from the commencement of such subsidiary's existence.

     Gross Income Tests -- There are currently two separate percentage tests relating to the sources of MHC's gross income which must be satisfied for each taxable year. For purposes of these tests, where MHC invests in a partnership, MHC will be treated as receiving its proportionate share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of MHC as it has in the hands of the partnership. See
"-- Tax Aspects of MHC's Investments in Partnerships -- General" below.

     1. The 75% Test. -- At least 75% of MHC's gross income for each taxable year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations collateralized by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of MHC's trade or business ("dealer property"); (iv) dividends or other distributions on stock in other REITs, as well as gain from the sale of such stock; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of real property acquired at or in lieu of a foreclosure of the mortgage collateralized by such real property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by MHC in exchange for its stock (including common shares issued pursuant to the offering) during the one-year period following the receipt of such new capital.

     Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% gross income test (or the 95% gross income test described below) if MHC, or a direct or indirect owner of 10% or more of the stock of MHC, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). For MHC's taxable year which began on January 1, 1998 and for all taxable years thereafter, only partners who own 25% or more of the capital or profits interest in a partnership are included in the determination of whether a tenant is a "Related Party Tenant." In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not fail to qualify as rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, MHC generally must not operate or manage the real property or furnish or render services to tenants, other than through an "independent contractor" from whom MHC derives no revenue. The

"independent contractor" requirement, however, does not apply to the extent that the services provided by MHC are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered for the convenience of the occupant". For MHC's taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that MHC provides non-customary services so long as the amount received for such services is de minimis. If the value of the non-customary service income received with respect to a property (valued at no less than 150% of MHC's direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income with respect to the property, except the non-customary service income, will qualify as "rents from real property."

     MHC, through the Management Partnerships and RSI (none of which are independent contractors), undertakes certain activities and provides certain services with respect to the properties and will do the same for any newly acquired manufactured home community properties. MHC believes that such activities and services (i) primarily benefit MHC by maintaining and enhancing occupancy and/or (ii) are activities and services usually or customarily rendered in connection with the rental of space in manufactured home communities in the geographic market in which the particular communities are located and are not services rendered primarily for the convenience of the occupant. Accordingly, MHC believes that the activities of the Management Partnerships and RSI have not caused and will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% gross income test or for purposes of the 95% gross income test as described below.

     2. The 95% Test. -- In addition to the requirement that MHC derive at least 75% of its gross income from the sources listed above, at least 95% of MHC's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends (including MHC's share of dividends paid by the Management Corporations or RSI) and interest on any obligations not collateralized by an interest in real property (including interest received on a note receivable from RSI (the "RSI Note") if the RSI Note is not collateralized by RSI's inventory and interests in notes secured by real property) are included for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Similarly, for tax years beginning prior to January 1, 1998, any payments made to MHC under an interest rate swap or cap agreement entered into by MHC to hedge certain of its variable rate indebtedness is included as qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. For MHC's tax years commencing on or after January 1, 1998, such payments made to MHC will so qualify even though MHC's indebtedness does not bear interest at a variable rate, and payments pursuant to certain similar financial instruments entered into to reduce interest rate risks will be treated in a similar manner.

     For purposes of determining whether MHC complies with the 75% and 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding certain dealer property held by MHC for at least four years and excluding foreclosure property and dispositions of property that occur due to involuntary conversion. See "-- Taxation of MHC -- General" and "-- Tax Aspects of MHC's Investments in Partnerships -- Sale of the Properties."

     MHC's investment in the properties, through MHC Operating Partnership and the Financing Partnerships, in major part gives rise to rental income qualifying under the 75% and 95% gross income tests. Gains on sales of the properties or of MHC's interest in MHC Operating Partnership or the Financing Partnerships generally qualify under the 75% and 95% gross income tests. MHC believes that income on its other investments, including its indirect investment in the Management Corporations and in RSI, has not resulted in MHC failing the 75% or 95% gross income test for any year, and MHC anticipates that this will continue to be the case. MHC has received a ruling from the Internal Revenue Service (the "IRS") that interest income received by MHC Operating Partnership with respect to the RSI Note qualifies for purposes of the 75% gross income test provided that the obligation is collateralized by RSI's inventory and interests in notes secured by real property on the condition that the RSI Note constitutes the indebtedness of RSI.

     Even if MHC fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) MHC's failure to comply was due to reasonable cause and not to willful neglect; (ii) MHC reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible to state whether in all circumstances MHC would be entitled to the benefit of these relief provisions. If these relief provisions apply, MHC will, however, still be subject to a special tax based upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year, less associated expenses. See "-- Taxation of MHC -- General."

     3. The 30% Test. -- In addition to the 75% and 95% gross income tests, MHC had to meet a 30% gross income test for each of its taxable years ended on or before December 31, 1997. The 30% gross income test required that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years, apart from involuntary conversions and sales of foreclosure property, represent less than 30% of MHC's gross income, including gross income from prohibited transactions. The 30% gross income test is not applicable for taxable years starting on or after January 1, 1998.

     Annual Distribution Requirements. -- MHC, in order to qualify as a REIT, generally is required to make distributions (other than capital gain distributions) to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of MHC's REIT taxable income (computed without regard to the dividends paid deduction and MHC's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income (including cancellation of indebtedness and original issue discount income). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before MHC timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. See "Taxation of Taxable Domestic Shareholders -- General." To the extent that MHC does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular corporate tax rates. Furthermore, if MHC should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, MHC would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     MHC has made and intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement of MHC Operating Partnership authorizes MHC, as general partner, to take such steps as may be necessary to cause MHC Operating Partnership to distribute to its partners an amount sufficient to permit MHC to meet these distribution requirements. It is
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possible that MHC may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on one hand, and the inclusion of such income and deduction of such expenses in computing MHC's REIT taxable income on the other hand, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of non-cash deductions such as depreciation. In order to satisfy the 95% distribution requirement, MHC will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause MHC Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement.

     If MHC fails to meet the 95% distribution requirement as a result of an adjustment to MHC's tax return by the IRS, MHC may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

     Failure to Qualify. -- If MHC fails to qualify for taxation as a REIT in any taxable year and the relief provisions of the Code do not apply, MHC will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which MHC fails to so qualify will not be required and, if made, will not be deductible by MHC. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, MHC also will be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost.

TAX ASPECTS OF MHC'S INVESTMENTS IN PARTNERSHIPS

     General. MHC holds direct or indirect interests in MHC Operating Partnership, the Management Partnerships, the Financing Partnerships and the Lending Partnership and certain other partnerships (each individually a "Partnership", and collectively the "Partnerships").

     Tax Allocations with Respect to the Properties. -- Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the properties contributed at the time of MHC's initial public offering) must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the book-tax difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. MHC Operating Partnership and certain of the Financing Partnerships were formed by way of contributions of appreciated property. Consequently, the partnership agreements for such Partnerships require such allocations to be made in a manner consistent with
Section 704(c) of the Code.

     In general, the contributing partners will be allocated lower amounts of depreciation deductions for tax purposes, and increased taxable income and gain on sale by the Partnerships of the contributed assets, than would have been allocated to them if the assets had a tax basis equal to their fair market value at the

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

time of contribution. The allocations will tend to eliminate the book-tax difference over the life of the Partnerships. However, the special allocation rules of Section 704(c) of the Code as applied by MHC do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnerships will cause MHC to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause MHC to recognize taxable income in excess of cash proceeds, which might adversely affect MHC's ability to comply with the REIT distribution requirements. See "-- Taxation of MHC -- Annual Distribution Requirements." In addition, to the extent that the carryover basis of the contributed assets will cause MHC to have greater current and accumulated earnings and profits, the amount, if any, of distributions to shareholders that may be treated as a tax-free return of capital will be reduced. See "-- Taxation of Taxable Domestic Shareholders -- General."

     With respect to any property purchased or to be purchased by any of the Partnerships subsequent to the formation of MHC, such property will initially have a tax basis equal to its fair market value and Section 704(c) of the Code will not apply.

     Sale of the properties. -- MHC's share of any gain realized by a Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, and will have an adverse effect upon MHC's ability to satisfy the income tests for qualification as a REIT. See "-- Taxation of MHC -- General" and "-- Gross Income Tests -- The 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Partnerships have held and intend to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and other manufactured home communities. In addition, the Partnerships may make such occasional sales of the properties as are consistent with MHC's investment objectives. Based upon such investment objectives, MHC believes that in general the properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     General. -- As long as MHC qualifies as a REIT, distributions made to MHC's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for shareholders that are corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed MHC's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its common shares.

     On November 10, 1997, the IRS issued IRS Notice 97-64, which provides generally that MHC may classify portions of its designated capital gains dividend as (i) a 20% rate gain distribution (which would be taxable to taxable domestic shareholders who are individuals, estates or trusts at a maximum rate of 20%), (ii) an unrecaptured Section 1250 gain distribution (which would be taxable to taxable domestic shareholders who are individuals, estates or trusts at a maximum rate of 25%), or (iii) a 28% rate gain distribution (which would be taxable to taxable domestic shareholders who are individuals, estates or trusts at a maximum rate of 28%). If no designation is made, the entire designated capital gain dividend will be
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

treated as a 28% rate gain distribution. Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97-64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. Distributions that are properly designated by MHC as capital gain dividends will be taxable to taxable corporate domestic shareholders as long-term capital gain (to the extent that capital gains dividends do not exceed MHC's actual net capital gain for the taxable year) without regard to the period for which such corporate domestic shareholder has held its common shares. Corporate domestic shareholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. In 1998, the required holding period for the application of the 20% and 25% capital gain tax rates was reduced from more than 18 months to more than one year for capital gain properly taken into account on or after January 1, 1998. It is expected that the IRS will issue clarifying guidance (most likely applying the same principles set forth in IRS Notice 97-64) regarding the application of the new holding period requirement to capital gain dividend designations by REITs.

     If, for any taxable year, MHC elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of common shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the common shares for the year and the denominator of which will be the Total Dividends.

     To the extent that MHC makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's common shares by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the common shares is held as a capital asset). In addition, any dividend declared by MHC in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by MHC and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by MHC during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of MHC.

     In general, upon any sale or other disposition of common shares, a shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such common shares for tax purposes. Such gain or loss will be capital gain or loss if the common shares has been held as a capital asset. In the case of a shareholder that is a corporation, such capital gain or loss will be long-term capital gain or loss if such common shares has been held for more than one year. Generally, in the case of a taxable domestic shareholder who is an individual or an estate or trust, such capital gain (i) taken into account on or after January 1, 1998, will be taxed at a maximum rate of 20% if such common shares has been held for more than one year; and (ii) taken into account on or after December 31, 2000, will be taxed at a maximum rate of 18% if the common shares has been held for more than five years. The IRS is authorized to issue regulations relating to the manner in which the

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

capital gain rates will apply to sales of capital assets by "pass-through entities," which include REITs such as MHC, and to sales of interests in "pass-through entities." On August 9, 1999, the IRS issued a notice of proposed rulemaking regarding the manner in which the capital gain rates will apply to sales of interests in partnerships, S corporations and trusts, but did not issue guidance regarding REITs (but see discussion of Notice 97-64 above). When issued, such regulations could affect the taxation of gain and loss realized on the disposition of common shares.

     In general, any loss upon a sale or exchange of common shares by a shareholder who has held such common shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from MHC required to be treated by such shareholder as long-term capital gains. For shareholders who are individuals, trusts and estates, the long-term capital loss will be apportioned among the 20% and 25% long-term capital gain rate groups to the extent that distributions received by such shareholder were previously included in such rate groups.

     MHC may elect to require holders of common shares to include MHC's undistributed net capital gains in their income for MHC's taxable year beginning January 1, 1998 and thereafter. If MHC makes such an election, holders of common shares will (i) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) be deemed to have paid their proportionate share of the tax paid by MHC on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of common shares will increase its basis in the common shares by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. The earnings and profits of MHC will be adjusted appropriately.

     In addition, distributions from MHC and gain from the disposition of common shares will not be treated as "passive activity" income and therefore shareholders will not be able to apply losses from "passive activities" to offset such income.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by MHC to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its stock with "acquisition indebtedness" within the meaning of the Code and the shares of common shares held by such shareholder are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the dividends that they receive from such a REIT as UBTI. MHC, though, has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

TAXATION OF FOREIGN SHAREHOLDERS

     The following is a discussion of certain anticipated United States federal income tax consequences of the ownership and disposition of common shares applicable to Non-United States Holders of such stock. A "Non-United States Holder" is any person other than (i) a citizen or resident of the United States,
(ii) a domestic partnership or corporation, (iii) any estate (other than a foreign estate the income of which, from sources without the United States, which is not effectively connected with the conduct of a trade or business within the United States, is not includable in gross income under subtitle A of the Code), or

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

(iv) any trust, if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of United States federal income taxation. Final regulations dealing with withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were promulgated on October 6, 1997. Final regulations dealing with withholding tax on certain amounts paid to foreign persons and related matters (the "New Withholding Regulations") were promulgated in October 1997. The New Withholding Regulations were amended in December 1998 to delay generally the effective dates until January 1, 2000. In April 1999, the Service announced that it intends to amend the regulations again to delay generally the effective dates of the New Withholding Regulations until January 1, 2001. The New Withholding Regulations alter the information reporting and back-up withholding rules that apply to a Non-United States Holder and provide presumptions under which such a Holder is subject to withholding unless the Non-United States Holder properly certifies its status. Accordingly, prospective Non-United States Holders are urged to consult their tax advisors concerning the application of the New Withholding Regulations.

  Distributions From MHC.

     1. Ordinary Dividends. The portion of dividends received by Non-United States Holders payable out of MHC's earnings and profits which are not attributable to capital gains of MHC or of MHC Operating Partnership and which are not effectively connected with a United States trade or business of the Non-United States Holder will be subject to United States withholding tax on a gross basis at the rate of 30% (unless reduced by treaty). Any amounts withheld should be creditable against the Non-United States Holder's United States federal income tax liability. In general, Non-United States Holders will not be considered engaged in a United States trade or business solely as a result of their ownership of common shares. In cases where the dividend income from a Non-United States Holder's investment in common shares is (or is treated as) effectively connected with the Non-United States Holder's conduct of a United States trade or business, the Non-United States Holder generally will be subject to United States tax at graduated rates, in the same manner as United States shareholders are taxed with respect to such dividends, and a Non-United States Holder that is a foreign corporation may also be subject to a 30% branch profits tax (unless reduced by treaty).

     2. Non-Dividend Distributions. Distributions by MHC which are not dividends out of the earnings and profits of MHC, and which do not exceed the adjusted basis of the Non-United States Holder's common shares, will not be subject to United States income tax but rather will reduce the adjusted basis of such common shares. Nevertheless, MHC anticipates that tax at the rate applicable to dividends will be withheld for all distributions to Non United States Holders. However, the Non-United States Holder may seek a refund of such amounts from the IRS if it is determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of MHC. To the extent such a distribution exceeds the adjusted basis of a Non-United States Holder's common shares, it will give rise to tax liability if the Non-United States Shareholder otherwise would be subject to tax on any gain from the sale or disposition of his common shares as described below.

     3. Capital Gain Dividends. Under the Foreign Investment in Real property Tax Act of 1980 ("FIRPTA"), a distribution made by MHC to a Non-United States Holder, to the extent attributable to gains from dispositions of United States Real property Interests ("USRPIs") such as the properties

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

("USRPI Capital Gains"), will be considered effectively connected with a United States trade or business of the Non-United States Holder and subject to United States federal income tax at the rate applicable to United States individuals or corporations (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) without regard to whether such distribution is designated as a capital gain dividend. In addition, MHC will be required to withhold tax equal to 35% (unless reduced by treaty) of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Any amounts withheld should be creditable against the Non-United States Holder's United States federal income tax liability. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (unless reduced by treaty) in the hands of a foreign corporate shareholder.

     Although the law is not entirely clear, it appears that amounts designated by MHC as undistributed capital gains in respect of shares would be treated with respect to Non-United States Holders in the manner outlined in the preceding paragraph for actual distributions by MHC of capital gain dividends. Under that approach, the Non-United States Holders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by MHC on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by MHC were to exceed their actual United States federal income tax liability).

     Dispositions of Common Shares. Unless the common shares constitutes a USRPI, a sale of common shares by a Non-United States Holder generally will not be subject to United States taxation under FIRPTA. The common shares will not constitute a USRPI if MHC is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its stock is held directly or indirectly by Non-United States Holders. MHC believes that it has been and anticipates that it will continue to be a domestically controlled REIT, and therefore that the sale of common shares by a Non-United States Holder will not be subject to taxation under FIRPTA. Because the common shares will be publicly traded, however, no assurance can be given that MHC will continue to be a domestically controlled REIT. If MHC does not constitute a domestically controlled REIT, a Non-United States Holder's sale of common shares generally still will not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the common shares is "regularly traded" (as defined by applicable United States Treasury Department regulations) on an established securities market (e.g., the NYSE, on which the common shares is listed) and (ii) the selling Non-United States Holder held 5% or less of the outstanding common shares at all times during a specified testing period.

     If gain on the sale of common shares were subject to taxation under FIRPTA, the Non-United States Holder would be subject to the same treatment as a United States shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of common shares could be required to withhold 10% of the purchase price and remit such amount to the IRS. Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-United States Holder in two cases: (i) if the Non-United States Holder's investment in common shares is effectively connected with a United States trade or business conducted by such Non-United States Holder, the Non-United States Holder will be subject to the same treatment as a United States shareholder with respect to such gain, or (ii) if the Non-United States Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

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

LEGISLATIVE PROPOSALS

     Taxpayer Refund and Relief Act of 1999. On August 5, 1999, the United States House of Representatives and Senate passed the "Taxpayer Refund and Relief Act of 1999" (the "1999 Act"). President Clinton vetoed the 1999 Act on September 23, 1999. The 1999 Act contained several proposed changes to the REIT provisions of the Code. Some of the important REIT related provisions are set forth below.

     The 1999 Act would have amended the tax rules relating to the composition of a REIT's assets. Under current law, a REIT is precluded from owning more than 10% of the outstanding voting securities of any one issuer, other than a wholly owned subsidiary or another REIT. Under the 1999 Act, a REIT would have remained subject to the current restriction and would have been precluded from owning more than 10% of the value of all classes of securities of any one issuer. This change would not have applied to certain debt instruments held by a REIT and included certain grandfathering provisions.

     The 1999 Act also contained an exception to both the 10% asset test described above and a second REIT asset test which would have precluded any one issuer's securities owned by a REIT to exceed 5% of the value of a REIT's total assets. This exception would have allowed a REIT to form and own up to 100% of the outstanding securities of a taxable REIT subsidiary which could provide a limited amount of services to a REIT's tenants and others. The 1999 Act would have changed the current law by allowing a REIT (1) to have voting control of subsidiaries that provide services to third parties, and (2) to provide "non-customary" services to a REIT's tenants through a taxable REIT subsidiary without disqualifying the rents the REIT receives from those tenants. The 1999 Act would have permitted a REIT to combine and convert existing corporate subsidiaries into taxable REIT subsidiaries tax-free for a limited period of time. Pursuant to the 1999 Act, a taxable REIT subsidiary could have deducted interest on debt funded directly or indirectly by the REIT, subject only to rules regarding the subsidiary's debt to equity ratio and the amount of this interest expense.

     The 1999 Act also would have included a reduction of the REIT distribution requirements from 95% to 90% of a REIT's taxable income. The 1999 Act would have applied the limitations on deductibility of interest provided under the "earnings stripping" rules of Section 163(j) of the Code to interest paid or accrued by a taxable REIT subsidiary with respect to debt owed to its parent REIT. Furthermore, under the 1999 Act, amounts paid by a taxable REIT subsidiary to its parent REIT for the rental of real property would have been considered "rents from real property" under the Internal Revenue Code.

     In addition to the above described provisions regarding REITs, the 1999 Act would have lowered the maximum capital gain rates applicable to individuals from 20% to 18% with respect to gains derived from sales of capital assets occurring on or after January 1, 1999. The tax rate for Section 1250 depreciation recapture would have been lowered from 25% to 20% for assets sold on or after January 1, 1999.

     Clinton Administration Proposal. On February 1, 1999 the Clinton Administration announced its budget proposal for fiscal year 2000 which contained provisions relating to REITs similar to those contained in the 1999 Act. The Clinton Administration proposals regarding taxable REIT subsidiaries differs from that contained in the 1999 Act in that it would permit REITs to form two kinds of taxable REIT subsidiaries: (1) "qualified independent contractor subsidiaries" which could perform services for tenants and other customers that a REIT currently cannot perform and (2) "qualified business subsidiaries" which could undertake third-party management and development activities as well as other non-real estate related activities. Under the Clinton Administration proposal, no more than 15% of the
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

value of a REIT's total assets could consist of these taxable REIT subsidiaries and no more than 5% of the value of a REIT's total assets could consist of qualified independent contractor subsidiaries. In addition, a taxable REIT subsidiary would not be entitled to deduct any interest on debt funded directly or indirectly by the REIT.

     Impact of 1999 Act and Clinton Administration proposals. The 1999 Act included, and the Clinton Administration's budget proposal includes, a proposal to amend the REIT asset tests with respect to non-qualified REIT subsidiaries, such as the Management Corporations and RSI. The proposal would prohibit a REIT from owning more than 10% of the vote or value of the outstanding securities of any non-qualified REIT subsidiary. Existing non-qualified REIT subsidiaries would be grandfathered, and therefore subject only to the 5% asset test and 10% voting securities test of current law (see "-- Taxation of MHC -- Asset Tests"), except that such grandfathering would terminate under certain circumstances, including if the subsidiary engaged in a new trade or business or acquired substantial new assets. As a result, if the proposal were to be enacted, the Management Corporations and RSI would become subject to the new 10%-vote-and-value limitation if they commenced new trade or business activities or acquired substantial new assets after the specified effective date. MHC could not satisfy the new test because it would be considered to own more than 10% of the value of the stock of the Management Corporations and RSI. Accordingly, the proposal, if enacted, would materially impede the ability of MHC to engage in other activities without jeopardizing its REIT status. However, if the proposal regarding taxable REIT subsidiaries were to be enacted, Management Corporations and RSI could avoid the new 10%-vote-and-value limitation by making an election to become taxable REIT subsidiaries and such election would qualify as a reorganization.

     It is presently unknown whether the Clinton Administration proposal or any other legislation regarding REITs or federal taxation will be enacted.

OTHER TAX CONSIDERATIONS

     The Management Corporations and RSI. A portion of the cash to be used by MHC Operating Partnership to fund distributions to its partners, including MHC, comes from the Management Corporations and RSI through payments of interest on the RSI Note and dividends on the non-voting stock of these entities which is held by MHC Operating Partnership. The Management Corporations and RSI pay federal and state income tax at the full applicable corporate rates. To the extent that the Management Corporations and RSI are required to pay federal, state or local taxes, the cash available for distribution by MHC to shareholders will be reduced accordingly.

     State and Local Taxes. MHC and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of MHC and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax law.

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

                INFORMATION ABOUT MANUFACTURED HOME COMMUNITIES

     MHC was formed to continue and expand the business of an entity that owned and operated manufactured home communities since 1969. MHC is the general partner of MHC Operating Limited Partnership. We conduct substantially all of our business and own substantially all of our assets through MHC Operating Limited Partnership and our subsidiaries.

     Our principal executive offices are located at Two North Riverside Plaza, Chicago, Illinois 60606, and our telephone number is (312) 279-1400.

                                USE OF PROCEEDS

     We will receive proceeds from the sale of common shares that the Administrator purchases directly from us. We will not receive proceeds from the sale of common shares that the Administrator purchases in the open market or in privately negotiated transactions. We will use the proceeds from the sale of common shares that the Administrator purchases directly from us for general corporate purposes. We cannot estimate either the number of common shares or the prices of the shares that we will sell in connection with the Plan.

                              PLAN OF DISTRIBUTION

     Except to the extent the Administrator purchases common shares in the open market or in privately negotiated transactions with third parties, we will sell directly to the Administrator the common shares acquired under the Plan. The shares, including shares acquired pursuant to requests for waivers, may be resold in market transactions on any national securities exchange on which common shares trade or in privately negotiated transactions. The common shares currently are listed on the New York Stock Exchange.

     Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants in the Plan that may be engaged in the securities business. In deciding whether to approve a request for waiver, we may consider relevant factors including, among other things,

     - whether, at the time of the request, the Administrator is acquiring common shares for the Plan directly from us or in the open market or in privately negotiated transactions with third parties;

     - our need for additional funds;

     - our desire to obtain the additional funds through the sale of common shares as compared to other sources of funds;

     - the purchase price likely to apply to any sale of common shares;

     - the extent and nature of your prior participation in the Plan;

     - the number of common shares you hold of record; and

     - the total amount of optional cash investments in excess of $5,000 for which requests for waiver have been submitted.

     We may sell common shares through the Plan to persons who, in connection with the resale of the shares, may be considered underwriters. In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required. We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan. We will not enter into any agreement with any person regarding the person's purchase, resale or distribution of shares. Under some circumstances, we may, however, approve requests for optional cash investments in excess of the allowable maximum limitations pursuant to requests for waivers.


     Subject to the availability of common shares registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends and optional cash investments. Except to the extent that we authorize the Administrator to purchase common shares on the open market, we will pay all trading fees and service charges in connection with the reinvestment of dividends and optional cash investments to purchase common shares under the Plan. You will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

                                 LEGAL MATTERS

     Our counsel, Steptoe & Johnson LLP, Washington, D.C., will issue an opinion as to the validity of the issuance of the common shares offered pursuant to the Plan, and will pass upon tax matters.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                                                       EXHIBIT A

                           PLAN SERVICE FEES SCHEDULE

Enrollment Fee for New Investors............................                     No Charge
Initial Purchase of Shares*.................................                     No Charge
Sale of Shares (partial or full)**
  Transaction Fee...........................................   $15.00 per sale transaction
  Trading Fee...............................................               $0.12 per share
Reinvestment of Dividends*..................................                     No Charge
Optional Cash Purchases*....................................                     No Charge
Gift or Transfer of Shares..................................                     No Charge
Safekeeping of Share Certificates...........................                     No Charge
Certificate Issuance........................................                     No Charge
Deposits Returned Unpaid....................................               $25.00 per item
Duplicate Statements
  Current Year..............................................                     No Charge
  Prior Year(s).............................................     $20.00 per year requested

---------------

 * To the extent the Administrator purchases common shares in the open market, you will be charged your pro rata share of any trading fees incurred for such purchase.

** The Administrator will deduct the applicable fees from the proceeds of a sale. Note that upon sale of shares in connection with a withdrawal, participant pays the transaction and trading fee described above rather than brokerage fees. See item 15.

     We reserve the right to amend or modify this Plan Service Fees Schedule at any time.

                                                                       EXHIBIT B

                          CALENDAR OF EXPECTED EVENTS

     Optional Cash Investments of $5,000 or Less

                             OPTIONAL CASH
                         INVESTMENT DUE DATE(1)   INVESTMENT DATE
                         ----------------------   ---------------
                              01/11/00               01/14/00
                              02/08/00               02/11/00
                              03/07/00               03/10/00
                              04/11/00               04/14/00
                              05/09/00               05/12/00
                              06/06/00               06/09/00
                              07/11/00               07/14/00
                              08/08/00               08/11/00
                              09/05/00               09/08/00
                              10/10/00               10/13/00
                              11/07/00               11/10/00
                              12/05/00               12/08/00
                              01/09/01               01/12/01
                              02/06/01               02/09/01
                              03/06/01               03/09/01
                              04/10/01               04/13/01
                              05/08/01               05/11/01
                              06/05/01               06/08/01
                              07/10/01               07/13/01
                              08/07/01               08/10/01
                              09/11/01               09/14/01
                              10/09/01               10/12/01
                              11/06/01               11/09/01
                              12/11/01               12/14/01

---------------

(1) Optional cash investments of $5,000 or less are due three business days before the Investment Date.

     Optional Cash Investments of Greater than $5,000

       MINIMUM WAIVER                                                                             DIVIDEND
        PRICE/WAIVER           OPTIONAL CASH         PRICING PERIOD       PRICING PERIOD     PAYMENT/INVESTMENT
    DISCOUNT SET DATE(1)   INVESTMENT DUE DATE(2)   COMMENCEMENT DATE   CONCLUSION DATE(3)          DATE
    --------------------   ----------------------   -----------------   ------------------   ------------------
          12/28/99                12/31/99              01/03/00             01/14/00             01/14/00
          01/25/00                01/28/00              01/31/00             02/11/00             02/11/00
          02/22/00                02/25/00              02/28/00             03/10/00             03/10/00
          03/28/00                03/31/00              04/03/00             04/14/00             04/14/00
          04/25/00                04/28/00              05/01/00             05/12/00             05/12/00
          05/22/00                05/25/00              05/26/00             06/09/00             06/09/00
          06/26/00                06/29/00              06/30/00             07/14/00             07/14/00
          07/25/00                07/28/00              07/31/00             08/11/00             08/11/00
          08/21/00                08/24/00              08/25/00             09/08/00             09/08/00
          09/26/00                09/29/00              10/02/00             10/13/00             10/13/00
          10/24/00                10/27/00              10/30/00             11/10/00             11/10/00
          11/28/00                12/01/00              12/04/00             12/08/00             12/08/00
          12/22/00                12/28/00              12/29/00             01/12/01             01/12/01
          01/23/01                01/26/01              01/29/01             02/09/01             02/09/01
          02/20/01                02/23/01              02/26/01             03/09/01             03/09/01
          03/27/01                03/30/01              04/02/01             04/16/01             04/16/01
          04/24/01                04/27/01              04/30/01             05/11/01             05/11/01
          05/21/01                05/24/01              05/25/01             06/08/01             06/08/01
          06/25/01                06/28/01              06/29/01             07/13/01             07/13/01
          07/24/01                07/27/01              07/30/01             08/10/01             08/10/01
          08/27/01                08/30/01              08/31/01             09/14/01             09/14/01
          09/25/01                09/28/01              10/01/01             10/12/01             10/12/01
          10/23/01                10/26/01              10/29/01             11/09/01             11/09/01
          11/27/01                11/30/01              12/03/01             12/14/01             12/14/01

---------------

(1) The Minimum Waiver Price and the Waiver Discount, if any, will be established four business days prior to the first day of the Pricing Period. The Minimum Waiver Price and Waiver Discount only apply to purchases made pursuant to an approved Request or Waiver.

(2) Optional cash investments of greater than $5,000 made pursuant to an approved Request for Waiver are due by the close of business on the last business day immediately preceding the first day of the Pricing Period.

(3) The Pricing Period relating to optional cash investments of greater than $5,000 made pursuant to an approved Request for Waiver will be the ten consecutive trading days ending on either (a) the dividend payment date during any month in which we pay a cash dividend or (b) on or around the second Friday of any month in which we do not pay a cash dividend.

                                  U.S. EQUITY
                             MARKETS CLOSED IN 1999

New Years Day...............................................  January 1
Martin Luther King Jr. Day..................................  January 18
Presidents Day..............................................  February 15
Good Friday.................................................  April 2
Memorial Day................................................  May 31
Independence Day............................................  July 5*
Labor Day...................................................  September 6
Thanksgiving Day............................................  November 25
Christmas Day...............................................  December 24*

---------------

* Observed

                                  U.S. EQUITY
                             MARKETS CLOSED IN 2000

New Years Day...............................................  January 1*
Martin Luther King Jr. Day..................................  January 17
Presidents Day..............................................  February 21
Good Friday.................................................  April 21
Memorial Day................................................  May 29
Independence Day............................................  July 4
Labor Day...................................................  September 4
Thanksgiving Day............................................  November 23
Christmas Day...............................................  December 25

---------------

* New Years Day 2000 falls on a Saturday. The Exchange will be open for regular trading hours on Friday, December 31, 1999 and Monday, January 3, 2000.

                                  U.S. EQUITY
                             MARKETS CLOSED IN 2001

New Years Day...............................................  January 1
Martin Luther King Jr. Day..................................  January 15
Presidents Day..............................................  February 19
Good Friday.................................................  April 13
Memorial Day................................................  May 28
Independence Day............................................  July 4
Labor Day...................................................  September 3
Thanksgiving Day............................................  November 22
Christmas Day...............................................  December 25

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MANUFACTURED HOME COMMUNITIES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF MANUFACTURED HOME COMMUNITIES SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS


Plan Highlights.......................     2
Summary of the Plan...................     3
Where You Can Find More Information...     5
Special Note Regarding Forward-Looking
  Statements..........................     6
Risk Factors..........................     7
Terms and Conditions of the Plan......    17
Certain Federal Income Tax
  Considerations......................    37
Information About Manufactured Home
  Communities.........................    51
Use of Proceeds.......................    51
Plan of Distribution..................    51
Legal Matters.........................    52
Experts...............................    52
Plan Service Fees Schedule............   A-1
Calendar of Expected Events...........   B-1


             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                2,000,000 SHARES
                               MANUFACTURED HOME
                               COMMUNITIES, INC.
                             SHARES OF COMMON STOCK
                                 OFFERED SOLELY
                             IN CONNECTION WITH OUR

                             DIVIDEND REINVESTMENT
                                      AND
                              SHARE PURCHASE PLAN
                                   PROSPECTUS

                                DECEMBER 3, 1999


             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered:


Registration Fee..........................................  $ 13,379
Printing and Duplicating Expenses.........................  $ 45,000
Legal Fees and Expenses...................................  $ 55,000
Accounting Fees and Expenses..............................  $  0
Miscellaneous.............................................  $  0
                                                            --------
          Total...........................................  $113,379
                                                            ========





ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Maryland General Corporation Law (the "MGCL") permits a Maryland corporation to include in its bylaws a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company's Bylaws, as amended from time to time, (the "Bylaws"), contain such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

     The Bylaws of the Company authorize it to obligate itself to indemnify its present and former officers and directors and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by the laws of Maryland. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In addition, the MGCL requires the Company, as conditions to advancing expenses, to obtain
(i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the applicable Bylaws and (ii) a written agreement by him or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Bylaws of the Company and each of its corporate subsidiaries and the partnership agreements for each of the partnership subsidiaries also permit the Company to provide indemnification and advance of expenses to a present or former director or officer who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company. Finally, the MGCL requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The partnership agreements of the Operating Partnership, the Management Partnerships and the Financing Partnerships also provide for indemnification of the Company and its officers and directors to the same extent indemnification is provided to officers and directors of the Company in its Charter, and limits the liability of the Company and its officers and directors to the Operating Partnership, the Management Partnerships and the Financing Partnerships and their respective partners to the same extent the liability of the officers and directors of the Company to the Company and its stockholders is limited under the Company's Charter.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS


          *3.1           -- Amended and Restated Articles of Incorporation of
                            Manufactured Home Communities, Inc.
          *3.2           -- Articles Supplementary
          *3.3           -- Amended Bylaws of Manufactured Home Communities, Inc.
          *5.1           -- Opinion of Steptoe & Johnson LLP regarding the legality of the securities being registered
          *8.1           -- Opinion of Steptoe & Johnson LLP regarding certain tax
                            matters
         *10.1           -- $265,000,000 Mortgage Note dated December 12, 1997
         *10.2           -- Second Amended and Restated Credit Agreement (Revolving
                            Facility) between the Company, MHC Operating Limited
                            Partnership, and certain lenders and agents, dated April
                            28, 1998
         *10.3           -- First Amendment to Second Amended and Restated Credit
                            Agreement between the Company, MHC Operating Limited
                            Partnership, and certain lenders and agents, dated
                            December 18, 1998
         *10.4           -- Amended and Restated Credit Agreement (Term Loan) between the Company, MHC Operating Limited Partnership, and
                            certain lenders and agent, dated April 28, 1998
         *10.5           -- Letter Agreement between the Company and Bank of America
                            National Trust and Savings Association confirming the
                            $100 million swap transaction, dated July 11, 1995
         *23.1           -- Consent of Steptoe & Johnson LLP (included as part of
                            Exhibit 5.1)
         *23.2           -- Consent of Steptoe & Johnson LLP (included as part of
                            Exhibit 8.1)
         *23.3           -- Consent of Ernst & Young LLP
         *24.1           -- Power of Attorney (included in signature page)



        * Previously filed.


ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on this December 3, 1999.


                                          MANUFACTURED HOME
                                          COMMUNITIES, INC.

                                          By:       /s/ HOWARD WALKER
                                            ------------------------------------
                                                       Howard Walker
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                    NAME                                      TITLE                        DATE
                    ----                                      -----                        ----
                      *                        Chairman of the Board                 December 3, 1999
---------------------------------------------
                 Samuel Zell

              /s/ HOWARD WALKER                Chief Executive Officer and           December 3, 1999
---------------------------------------------    President and Director
                Howard Walker

           /s/ THOMAS P. HENEGHAN              Executive Vice President and Chief    December 3, 1999
---------------------------------------------    Financial Officer
             Thomas P. Heneghan

               /s/ MARK HOWELL                 Principal Accounting Officer          December 3, 1999
---------------------------------------------
                 Mark Howell

                      *                                      Director                December 3, 1999
---------------------------------------------
             Sheli Z. Rosenberg

                      *                                      Director                December 3, 1999
---------------------------------------------
              David A. Helfand

                      *                                      Director                December 3, 1999
---------------------------------------------
             Donald S. Chisholm

                      *                                      Director                December 3, 1999
---------------------------------------------
              Michael A. Torres

                      *                                      Director                December 3, 1999
---------------------------------------------
             Thomas E. Dobrowski

                    NAME                                      TITLE                        DATE
                    ----                                      -----                        ----
                      *                                      Director                December 3, 1999
---------------------------------------------
              Louis H. Masotti

                      *                                      Director                December 3, 1999
---------------------------------------------
              Gary L. Waterman

                      *                                      Director                December 3, 1999
---------------------------------------------
            John F. Podjasek, Jr.

           *by THOMAS P. HENEGHAN
--------------------------------------------
             Thomas P. Heneghan
             As attorney-in-fact

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           3.1           -- Amended and Restated Articles of Incorporation of
                            Manufactured Home Communities, Inc.
           3.2           -- Articles Supplementary
           3.3           -- Amended Bylaws of Manufactured Home Communities, Inc.
           5.1           -- Opinion of Steptoe & Johnson LLP regarding the legality of the securities being registered
           8.1           -- Opinion of Steptoe & Johnson LLP regarding certain tax
                            matters
          10.1           -- $265,000,000 Mortgage Note dated December 12, 1997
          10.2           -- Second Amended and Restated Credit Agreement (Revolving
                            Facility) between the Company, MHC Operating Limited
                            Partnership, and certain lenders and agents, dated April
                            28, 1998
          10.3           -- First Amendment to Second Amended and Restated Credit
                            Agreement between the Company, MHC Operating Limited
                            Partnership, and certain lenders and agents, dated
                            December 18, 1998
          10.4           -- Amended and Restated Credit Agreement (Term Loan) between the Company, MHC Operating Limited Partnership, and
                            certain lenders and agent, dated April 28, 1998
          10.5           -- Letter Agreement between the Company and Bank of America
                            National Trust and Savings Association confirming the
                            $100 million swap transaction, dated July 11, 1995
          23.1           -- Consent of Steptoe & Johnson LLP (included as part of
                            Exhibit 5.1)
          23.2           -- Consent of Steptoe & Johnson LLP (included as part of
                            Exhibit 8.1)
          23.3           -- Consent of Ernst & Young LLP
          24.1           -- Power of Attorney (included in signature page)